UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Thursday, May 20, 2010

March 26, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ONEOK, Inc., which will be held at 10:00 a.m. Central Daylight Time on Thursday, May 20, 2010, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

The matters to be voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2009 annual report to shareholders is also enclosed. A report on our 2009 results will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend the meeting. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy by signing, dating and returning the enclosed proxy card. Shareholders whose stock is registered in their name may also authorize a proxy over the internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card.

Due to recent changes in the rules of the New York Stock Exchange, if your shares are held by a broker, bank or other holder of record, your shares will not be voted in the election of directors unless you provide your broker, bank or other holder of record your instructions on how to vote your shares. Consequently, you must timely provide your voting instructions to your broker, bank or other holder of record in order to ensure that your shares will be voted in the election of directors.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your continued support.

Very truly yours,

David L. Kyle

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2010

To the Shareholders of ONEOK, Inc.:

The 2010 annual meeting of shareholders of ONEOK, Inc., an Oklahoma corporation, will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, on May 20, 2010, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect the 12 directors named in the accompanying proxy statement to serve a one-year term;

(2)	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc., for the year ending December 31, 2010; and

(3)	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

Only shareholders of record at the close of business on March 22, 2010, are entitled to notice of and to vote at the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for Annual

Meeting of Shareholders to be held May 20, 2010:

Pursuant to the rules of the Securities and Exchange Commission (SEC), we have elected to provide access to our 2010 proxy materials both by sending you this full set of proxy materials, including a proxy card and by notifying you of the availability of our 2010 proxy materials on the internet. This proxy statement and our 2009 annual report to shareholders are available on our website at www.oneok.com. Additionally, and in accordance with the SEC’s rules, you may access this proxy statement and our 2009 annual report at okevote.oneok.com, which does not have “cookies” that identify visitors to the site.

The vote of every shareholder is important. The Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope.

You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

By order of the Board of Directors,

Eric Grimshaw

Secretary

Tulsa, Oklahoma

March 26, 2010

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares, via the internet, by telephone, or by signing, dating and returning the enclosed proxy card will save us the expense of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2010 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is March 26, 2010.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “we,” “our,” “us,” or the “company” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries.

ABOUT THE 2010 ANNUAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2010 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?    We are providing these proxy materials in connection with the solicitation by the Board of Directors of ONEOK, Inc. of proxies to be voted at our 2010 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend our annual meeting of shareholders on May 20, 2010, beginning at 10:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma. For directions to the meeting, please visit our website at www.oneok.com.

Who may attend and vote at the annual meeting?    All shareholders who held shares of our common stock at the close of business on March 22, 2010, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or a voting instruction card, which you can obtain from your broker, bank, or other holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting.

Will the annual meeting be webcast?    Our annual meeting also will be webcast on May 20, 2010. You are invited to visit www.oneok.com at 10:00 a.m., Central Daylight Time, on May 20, 2010, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast also will be available on our website for 30 days following the meeting.

How do I vote?    If you were a shareholder of record at the close of business on the record date of March 22, 2010, you have the right to vote the shares you held of record that day in person at the meeting or to appoint a proxy through the internet, by telephone or by mail to vote your shares on your behalf. The internet and telephone methods of voting are generally available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan, the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries (the “Thrift Plan”) and the ONEOK, Inc. Profit Sharing Plan (“Profit Sharing Plan”). You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares?”. Please help us save time and postage costs by appointing a proxy via the internet or by telephone.

When you appoint a proxy via the internet, by telephone or by mailing a signed proxy card, you are appointing David L. Kyle, Chairman of the Board, and John R. Barker, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting and they will vote your shares as you have instructed them. If you appoint a proxy via the internet, by telephone or by mailing a signed proxy card, but do not provide voting instructions, your shares will be voted for proposal numbers 1 and 2.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Via the internet

•	Go to the website at www.investorvote.com, which is available 24 hours a day, 7 days a week.
•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.
•	If you appoint a proxy via the internet, you do not have to return your proxy card.

By telephone

•	On a touch-tone telephone, call toll-free 1-800-652-VOTE (8683), 24 hours a day, 7 days a week.
•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple recorded instructions.
•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•	Mark your selections on the proxy card.
•	Date and sign your name exactly as it appears on your proxy card.
•	Mail the proxy card in the enclosed postage-paid envelope.

What if my shares are held by my broker or bank?    If your shares are held in a brokerage account or by a bank or other holder of record, your shares are considered to be held “in street name.” The notice of annual meeting, proxy statement and our 2009 annual report to shareholders should have been forwarded to you by your broker, bank, or other holder of record of your shares together with a voting instruction card. You have the right to direct your broker, bank, or other holder of record how to vote your shares by using the voting instruction card you received from your broker, bank, or other holder of record, or by following any instructions provided by your broker, bank, or other holder of record for voting via the internet or telephone.

Due to recent changes in the rules of the New York Stock Exchange, your broker, bank or other holder of record is prohibited from voting your shares in the election of directors unless you provide your broker, bank or other holder of record your instructions on how to vote your shares. Consequently, your shares held by your broker, bank or other holder of record will not be voted in the election of directors unless you timely respond to their request for your voting instructions.

What can I do if I change my mind after I vote my shares?    If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;
(2)	authorizing a different proxy via the internet;
(3)	authorizing a different proxy by telephone;
(4)	returning a later-dated proxy card; or
(5)	voting at the meeting in person.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the broker, bank, or other holder of record of your shares.

Is my vote confidential?    Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers, or employees, except:

(1)	to meet legal requirements;
(2)	to assert or defend claims for or against us; or
(3)	in those limited circumstances where:
(a)	a proxy solicitation is contested;
(b)	a shareholder writes comments on a proxy card; or
(c)	a shareholder authorizes disclosure.

Both the tabulators and the inspectors of election have been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers, or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted, or making efforts to encourage shareholders to vote.

How is common stock held in our Thrift Plan and Profit Sharing Plan voted?    If you hold shares of our common stock through our Thrift Plan or Profit Sharing Plan, in order for your Thrift Plan or Profit Sharing Plan shares to be voted as you wish, you must instruct the Thrift Plan and Profit Sharing Plan’s trustee, Bank of Oklahoma, N.A., how to vote those shares by providing your instructions via the internet, by telephone, or by mail. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in our Thrift Plan or Profit Sharing Plan vote their shares. Thrift Plan and Profit Sharing Plan votes receive the same confidentiality as all other shares voted. To allow sufficient time for voting by the trustee of the Thrift Plan and Profit Sharing Plan, your voting instructions must be received by May 13, 2010.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?    Although we do not know of any business to be considered at the 2010 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to David L. Kyle, our Chairman of the Board, and John R. Barker, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?    The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 22, 2010, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan, but excluding shares held for your account by Bank of Oklahoma, N.A., as trustee for our Thrift Plan and Profit Sharing Plan. If you do not authorize a proxy via the internet, by telephone, or by mail, your shares, except for those shares held in our Thrift Plan or Profit Sharing Plan, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our Thrift Plan and Profit Sharing Plan.

What does it mean if I receive more than one proxy card?    If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?    We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. Shareholders continue to receive a separate proxy card for each stock account. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling Computershare Trust Company, N.A., at 1-866-235-0232, or by providing written instructions to Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank, or other holder of record, you will need to call that entity to revoke your election and receive multiple copies of these documents.

Is there a list of shareholders entitled to vote at the annual meeting?    The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 100 West Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

Can I access the notice of annual meeting, proxy statement, 2009 annual report and accompanying documents on the internet?    The notice of annual meeting, proxy statement, 2009 annual report and accompanying documents are currently available on our website at www.oneok.com. Additionally, in accordance with rules of the Security and Exchange Commission, you may access this proxy statement, our 2009 annual report, and any other proxy materials we use at okevote.oneok.com.

Instead of receiving future copies of our proxy and annual report materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. If you vote on the internet at www.investorvote.com, you may simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com and following the enrollment instructions. If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies?    Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $9,500, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

Who is soliciting my proxy?    Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2010 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, or fax.

Who will count the vote?    Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as the inspector of the election.

How can I find out the results of the voting at the annual meeting?    Preliminary voting results will be announced at the annual meeting. Voting results will be published in a current report on Form 8-K, which will be filed with the Securities and Exchange Commission within four business days after the annual meeting.

OUTSTANDING STOCK AND VOTING

Voting

Only shareholders of record at the close of business on March 22, 2010, are entitled to receive notice of and to vote at the annual meeting. As of that date, 106,263,939 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted (1) FOR Proposal 1 to elect the 12 nominees for director proposed by our Board of Directors and named in this proxy statement and (2) FOR the proposed ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010. While we know of no other matters that are likely to be brought before the meeting, in the event any other business comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board.

To vote shares held through a broker, bank, or other holder of record, a shareholder must provide voting instructions to his or her broker, bank, or other holder of record. Brokerage firms, banks and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank, or other holder of record on how to vote your shares.

The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the New York Stock Exchange, Proposal 1 is considered to be non-routine and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm, your brokerage firm will not be permitted under the rules of the New York Stock Exchange to vote your shares on Proposal 1 and will be permitted under the rules of the New York Stock Exchange to vote your shares on Proposal 2, at its discretion.

Representatives of our stock transfer agent, Computershare Trust Company, N.A., will be responsible for tabulating and certifying the votes cast at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to notice and to vote at the meeting.

Matters to Be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	to elect the 12 directors named in this proxy statement to serve a one-year term;

(2)	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2010; and

(3)	to transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

Votes Required

Proposal 1—Election of Directors.    Our by-laws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2010 annual meeting will be uncontested.

Under the majority voting standard, to be elected a nominee must receive a number of “For” votes that exceeds 50% of the votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as votes cast for the election of directors.

If an uncontested nominee for director does not receive an affirmative majority of “For” votes, he or she will be required to promptly tender his or her resignation to the Board of Directors. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board will publicly announce its decision regarding any tendered resignation.

Proposal 2—Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.    In accordance with our by-laws, approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010, requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions have the same effect as votes cast against our proposal to ratify the selection of our independent registered public accountants for 2010.

Revoking a Proxy

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) delivering a proxy card bearing a later date, (2) authorizing a later proxy via the internet, (3) authorizing a later proxy by telephone, (4) filing with our corporate secretary a written notice of revocation (the mailing address of our corporate secretary is 100 West Fifth Street, Tulsa, Oklahoma 74103), or (5) voting in person at the meeting. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank, or other holder of record.

Proxy Solicitation

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies for a fee of $9,500, plus out-of-pocket expenses. In addition, our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone and fax, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines which address key areas of our corporate governance, including: director qualification standards, including the requirement that a majority of our directors be “independent” under the applicable independence requirements of the New York Stock Exchange; director responsibilities; director access to management; director compensation; management succession; evaluation of performance of our Board; and the structure and operation of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics which applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, controllers and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interest. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request. We intend to disclose on our website future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange.

Director Independence

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the New York Stock Exchange. These guidelines and the rules of the New York Stock Exchange provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with our company.

Our Board of Directors has affirmatively determined that its members James C. Day, Julie H. Edwards, William L. Ford, Bert H. Mackie, Jim W. Mogg, Pattye L. Moore, Gary D. Parker, Eduardo A. Rodriguez, Gerald B. Smith and David J. Tippeconnic have no material relationship with our company and each otherwise qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the New York Stock Exchange. The determination that these members of our Board have no material relationship with our company was made by the Board in accordance with the director independence guidelines adopted by our Board. These guidelines specify the types of relationships the Board has determined to be categorically immaterial. The full text of our director independence guidelines is published on and may be printed from our website at www.oneok.com. Directors who meet these standards are considered to be “independent.”

In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers, or counsel) of natural gas service from us at regulated rates on terms generally available to all of our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or two percent of the entities’ gross revenue for its last fiscal year). In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

With respect to the Board’s determination regarding the independence of William L. Ford, the Board specifically determined that our sale of natural gas to Shawnee Milling Company, of which Mr. Ford is President, is an immaterial relationship and does not preclude a determination of Mr. Ford’s independence on the basis that our gas sales to Shawnee Milling Company are in the ordinary course of business on substantially the same terms as comparable third party transactions with non-affiliates and the sales are immaterial in amount to both our company and to Shawnee Milling Company.

Board Leadership Structure

Our corporate governance guidelines provide that our Board of Directors retains the right to exercise its discretion in combining or separating the office of the Chairman of the Board and Chief Executive Officer and reviews the issue as a part of the Board’s succession planning process.

Our Board is led by David L. Kyle, who is the Chairman of the Board and our former Chief Executive Officer; William L. Ford, who is our lead independent director; and John W. Gibson, who is our President and Chief Executive Officer. In addition, each of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is led by a chair and vice-chair, each of whom is an independent director.

The Board believes this leadership structure enables our Board to take advantage of the leadership skills of Messrs. Kyle, Ford and Gibson and the chairs and vice-chairs of our key Board committees. In addition, the Board believes that Mr. Kyle’s continuation as Chairman of the Board provides the Board with leadership continuity, and that having a lead independent director and three key committees with independent chairs and vice-chairs provides a structure for strong independent oversight of our management.

Our corporate governance guidelines provide that the primary functions of the Chairman of the Board are to provide leadership to the Board of Directors, play a coordinating role for its activities and facilitate the communication of information from the non-management directors to our Chief Executive Officer. The responsibilities of the Chairman of the Board include:

•	in consultation with the Chief Executive Officer and the chairs of Board standing committees, developing and communicating the agendas for, and scheduling meetings of, the Board and its committees;

•

while recognizing that management is responsible for the preparation of materials for the Board, reviewing and coordinating the dissemination of the materials to assure the quality, amount and timeliness of the information flow between management and the Board; and

•	presiding at regular and special meetings of the Board, executive sessions of the Board’s non-management members and meetings of the company’s shareholders.

Our corporate governance guidelines vest the lead director who, under our corporate governance guidelines, is also chair of our corporate governance committee, with various key responsibilities. The lead independent director is to preside during any executive session of our Board of Directors at which the Chairman of the Board is not present and during any other meeting of our Board at which both the Chairman of the Board and the Chief Executive Officer are not present. The lead independent director is also to preside over executive sessions of the independent directors. The lead independent director is also responsible for approving schedules and agendas for meetings of the Board in order to make an independent determination that there is sufficient time for discussion of all agenda items.

Risk Oversight

Risk identification, assessment and mitigation are integral parts of the deliberations of our Board of Directors and Board committees throughout the year. The Board annually reviews a management assessment of the primary operational and regulatory risks facing the company, their relative magnitude and management’s plan for mitigating these risks. The Board also reviews risks related to the company’s business strategy at the annual strategic planning meeting every October and at other meetings as appropriate.

In addition, our Audit Committee considers risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk control assessment and accounting risk exposure, including risk control activities in our energy services business and our business continuity and disaster recovery plans. The Audit Committee meets with our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and Vice President—Audit Services as well as our independent registered public accounting firm in executive sessions, at which risk issues are regularly discussed, at each of its in-person meetings during the year.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman of the Board, our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

During 2009, the Board held six regular meetings and one special meeting. All of our incumbent directors attended at least 75 percent of the aggregate of all meetings of the Board and Board committees on which they served in 2009, except for Mr. Smith, who attended one of the two meetings of the Audit Committee held since his election to our Board and Audit Committee in August 2009.

Our corporate governance guidelines provide that members of our Board are expected to attend our annual meetings of shareholders. All members of our Board who were members of the Board at the time of our 2009 annual meeting of shareholders attended our 2009 annual meeting of shareholders.

The Board has four standing committees consisting of the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Our Board has affirmatively determined that each member of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is “independent” under our corporate governance guidelines, director independence guidelines and the rules of the New York Stock Exchange.

Director	Audit	Executive Compensation	Corporate Governance	Executive
James C. Day		Chair		Member
Julie H. Edwards	Vice Chair		Member
William L. Ford			Chair	Member
John W. Gibson				Member
David L. Kyle				Chair
Bert H. Mackie		Member	Member
Jim W. Mogg		Member	Vice Chair
Pattye L. Moore	Member		Member
Gary D. Parker	Member	Member
Eduardo A. Rodriguez	Chair			Member
Gerald B. Smith	Member	Member
David J. Tippeconnic	Member	Vice Chair

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.oneok.com and are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

The Audit Committee.    The Audit Committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•	appointing, compensating, retaining and overseeing our independent auditor;

•	reviewing the scope, plans and results relating to our internal and external audits and our financial statements;

•	monitoring and evaluating our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

•

assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures; and

•	monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that Julie H. Edwards, Gary D. Parker, Gerald B. Smith and David J. Tippeconnic are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

The Audit Committee held six meetings in 2009.

The Executive Compensation Committee.    Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•	evaluating the performance and recommending to the Board the compensation of our Chief Executive Officer and our other principal executive officers;

•

reviewing our executive compensation programs to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders; and

•	reviewing and making recommendations to the Board on executive officer and director compensation and personnel policies, programs and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and short and long-term incentive compensation are determined by the Committee annually. The scope of the authority of the Committee is not limited except as set forth in its charter and by applicable law. The Committee has the authority to delegate duties to subcommittees of the Committee, or to other standing committees of the Board of Directors, as it deems necessary or appropriate. The Committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

The executive compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

In addition, during 2009 the Executive Compensation Committee employed an independent outside compensation consultant, Hewitt Associates, to assist the Committee in its evaluation and determination of the amount and form of compensation paid in 2009 to our Chief Executive Officer and our other officers. Hewitt Associates was engaged by and reported to the Committee. For more information on executive compensation and the role of this consultant, see “Compensation Discussion and Analysis – The Role of the Compensation Consultant in the Executive Compensation Process” at page 36.

The Executive Compensation Committee held six meetings in 2009.

The Corporate Governance Committee.    Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•

identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our by-laws;

•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•	in conjunction with the Chairman of the Board, the Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development; and

•	reviewing and making recommendations with respect to other corporate governance matters.

The Corporate Governance Committee held four meetings in 2009.

The Executive Committee.    In the intervals between meetings of our Board of Directors, the Executive Committee may, except as otherwise provided in our by-laws and applicable law, exercise the powers and authority of the full Board in the management of our property, affairs and business. The function of the Committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Committee reports to the Board at its next regular meeting on any actions taken by the Committee.

The Executive Committee held no meetings in 2009.

Director Nominations

Our corporate governance guidelines provide that the Board of Directors is responsible for nominating candidates for board membership and delegates the screening process to the Corporate Governance Committee of the Board. This Committee, with recommendations and input from our Chairman of the Board, our Chief Executive Officer and the directors, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The Committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devote the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance, investment banking, business judgment, management, energy industry knowledge, crisis response, leadership, strategic vision, law and corporate relations.

The Corporate Governance Committee’s charter provides that the Committee has the responsibility, in consultation with the Chairman of the Board and the Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, the Committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments. The Committee has in the past retained an independent search consultant to assist the Committee from time to time in identifying and evaluating qualified director candidates.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2011 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices no later than September 30, 2010. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the New York Stock Exchange and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The Committee evaluates prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

Neither the Corporate Governance Committee, the Board, nor our company itself, discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Committee or the Board evaluates prospective candidates based on whether or not the prospective candidate is recommended by a shareholder, provided that the recommending shareholder furnishes to the company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our by-laws shareholders may themselves nominate candidates for election at an annual shareholders meeting. Any shareholder who desires to nominate candidates for election as directors at our 2011 annual meeting must follow the procedures set forth in our by-laws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first annual anniversary of the date that our proxy statement was released to shareholders in connection with our 2010 annual meeting of shareholders. If the date of the 2011 annual meeting is changed by more than 30 days from the first anniversary date of the 2010 meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or the day on which public announcement of the meeting date is made. In accordance with our by-laws, a shareholder notice must contain certain information, including, as to such person whom the shareholder desires to nominate for election as a director: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of our shares which are beneficially owned by such person on the date of such shareholder’s notice; and (d) all other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for the election of such person as a director, or would otherwise be required to be disclosed in connection with such solicitation, in each case under the applicable rules of the Securities and Exchange Commission, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee of the Board and to serve as a director if elected. In addition, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must set forth: (a) the name and address, as they appear on our books, of such shareholder and of such beneficial owner, if any, and any other shareholders known by such shareholder to be supporting such nominee; (b) the class and number of our shares which are beneficially owned by such shareholder and such beneficial owner, if any, on the date of such shareholder’s notice; (c) and by any other shareholders known by such shareholder to be supporting such nominee on the date of such shareholder’s notice, a description of all agreements, arrangements and understandings between such shareholder and such beneficial owner, if any, and any other person or persons (including their names) in connection with the nomination by such shareholder; and (d) all other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed by such person as a participant in a solicitation of proxies for the election of directors in a contested election, or would otherwise be required under the applicable rules of the Securities and Exchange Commission. This information must be supplemented by the shareholder or beneficial owner, if any, not later than ten days after the record date for the meeting to disclose this information as of the record date.

Director Compensation

Annual Compensation.    Compensation for our non-management directors for their service on our Board of Directors for the period from May 2008 through April 2009, consisted of an annual cash retainer of $125,000 to the Chairman of the Board, an annual cash retainer of $37,500 to each non-management director, including the Chairman, a stock retainer of 2,000 shares of our common stock to each non-management director, including the Chairman, and meeting fees of $1,500 for each Board or committee meeting attended in person or $750 for each

Board or committee meeting attended by telephone. In addition, the chair of our Audit Committee received an additional annual cash retainer of $15,000, and each of the chairs of our Executive Compensation and Corporate Governance Committees received an additional annual cash retainer of $10,000.

Compensation for our non-management directors for their service on our Board for the period from May 2009 through April 2010 consists of an annual cash retainer of $25,000 to the Chairman of the Board; an annual cash retainer of $60,000 to each non-management director, including the Chairman; and a stock retainer of 2,000 shares of our common stock to each non-management director, including the Chairman. In addition, the chair of our Audit Committee received an additional cash retainer of $15,000 and each chair of our Executive Compensation and Corporate Governance committees received an additional cash retainer of $10,000. These amounts are prorated for any director who served for less than the twelve month period from May 2009 through April 2010. We no longer pay meeting fees for attendance at Board or Board committee meetings.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director.

Our Board of Directors has established minimum share ownership guidelines for members of our Board which are discussed under “Executive Compensation Discussion and Analysis – Share Ownership Guidelines” at page 47.

The following table sets forth the compensation paid to our non-management directors in 2009.

2009 Non-Management Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	Total ($)
James C. Day	$76,750	$54,700	$—	$131,450
Julie H. Edwards	$68,250	$54,700	$—	$122,950
William L. Ford	$76,000	$54,700	$—	$130,700
David L. Kyle	$88,000	$54,700	$—	$142,700
Bert H. Mackie	$69,750	$54,700	$—	$124,450
Jim W. Mogg	$69,750	$54,700	$—	$124,450
Pattye L. Moore	$68,250	$54,700	$80	$123,030
Gary D. Parker	$69,000	$54,700	$—	$123,700
Eduardo A. Rodriguez	$77,250	$57,700	$—	$134,950
Gerald B. Smith (6)	$45,000	$50,580	$—	$95,580
David J. Tippeconnic	$69,000	$54,700	$—	$123,700
Mollie B. Williford	$—	$4,500	$—	$4,500

(1)	Non-management directors may defer all or a part of their annual cash retainer, annual stock retainer and meeting fees (beginning in May 2009, we no longer pay meeting fees) under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2009, approximately $678,065 of the total amount payable for directors’ fees were deferred under this plan at the election of eight of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our Long-Term Incentive Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points which, at January 1, 2009, was 5.83 percent.

The following table sets forth for each non-management director, the amount of director compensation deferred during 2009 and cumulative deferred compensation as of December 31, 2009.

Director	Board Fees Deferred to Phantom Stock in 2009 (a)	Dividends Earned on Phantom Stock and Reinvested in 2009 (b)	Total Board Fees Deferred to Phantom Stock at December 31, 2009 (a)	Total Phantom Stock Held at December 31, 2009	Board Fees Deferred to Cash in 2009 (c)	Total Board Fees Deferred to Cash at December 31, 2009 (c)
James C. Day	$84,700	$10,064	$292,231	7,850	$—	$—
Julie H. Edwards	$—	$—	$—	—	$—	$—
William L. Ford	$130,700	$85,093	$1,512,178	55,768	$—	$—
David L. Kyle	$—	$—	$—	—	$—	$—
Bert H. Mackie	$114,700	$52,206	$1,015,045	34,883	$—	$—
Jim W. Mogg	$89,575	$11,150	$341,995	8,555	$—	$—
Pattye L. Moore	$54,700	$43,407	$898,696	28,273	$350	$6,227
Gary D. Parker	$54,700	$31,327	$644,466	20,678	$—	$—
Eduardo A. Rodriguez	$—	$1,224	$25,046	769	$—	$—
Gerald B. Smith	$25,290	$315	$25,605	758	$—	$—
David J. Tippeconnic	$123,700	$16,186	$488,677	12,289	$—	$—
Mollie B. Williford	$—	$1,160	$—	—	$—	$—

(a)	Reflects the value (based on our closing stock price on the New York Stock Exchange on December 31, 2009) of the annual cash retainer, annual stock retainer and meeting fees deferred by a director under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the New York Stock Exchange on the date the dividend equivalent was paid.

(c)	Reflects interest accrued on prior cash deferrals. No board fees were deferred to cash in 2009. The amount for Ms. Moore represents interest paid on her prior cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first day of the plan year, plus 100 basis points which, at January 1, 2009, was 5.83 percent.

(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board of Directors or a Board committee. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on our closing stock price on the New York Stock Exchange on the date of grant. The following table sets forth the shares and grant date fair value of our common stock issued to our non-management directors during 2009 for service on our Board or a Board committee.

Director	Shares Awarded in 2009	Aggregate Grant Date Fair Value
James C. Day	2,000	$54,700
Julie H. Edwards	2,000	$54,700
William L. Ford	2,000	$54,700
David L. Kyle	2,000	$54,700
Bert H. Mackie	2,000	$54,700
Jim W. Mogg	2,000	$54,700
Pattye L. Moore	2,000	$54,700
Gary D. Parker	2,000	$54,700
Eduardo A. Rodriguez	2,109	$57,700
Gerald B. Smith	1,500	$50,580
David J. Tippeconnic	2,000	$54,700
Mollie B. Williford	—	$—

(3)	No options were granted to non-management directors in 2009. We maintain a stock option plan for our non-management directors under which options to purchase shares of our common stock may be granted to our non-management directors. Options may be exercisable in full at the time of grant or may become exercisable in one or more installments. Options are exercisable for a period of ten years after the date of grant of the option. In the event of termination of service as a non-management director, the options lapse upon such termination (whether vested or unvested), except in the case of retirement under the mandatory retirement provisions of our by-laws, in which case the retiring director may exercise the vested options within three years from the date of retirement. In the event of death, the vested options may be exercised by the personal representative of the optionee within three years from the date of death.

The following table sets forth the stock options held by our non-management directors at December 31, 2009, all of which are vested.

Non-Management Director Stock Options Held at 2009 Fiscal Year End

Director	Grant Date	Shares Underlying Options Granted	Exercise Price	Expiration Date	Per Option Grant Date Fair Value (a)	Aggregate Grant Date Fair Value (a)
Pattye L. Moore	2/21/2002 1/23/2003	2,500 10,000	$18.23 $17.28	2/21/2012 1/23/2013	$4.2294 $4.7730	$10,574 $47,730

(a)	Aggregate grant date fair value is determined in accordance with ASC 718.

(4)	For the aggregate number of shares of our common stock, phantom stock and stock options held by each member of our Board of Directors at February 1, 2010, see “Stock Ownership – Holdings of Officers and Directors” at page 31.

(5)	Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 1, 2009, was 5.83 percent.

(6)	Mr. Smith was elected to the Board on August 4, 2009.

(7)

In accordance with our by-laws, Ms. Williford would have been required to retire from the Board upon reaching her 73rd birthday in August 2009. Therefore, Ms. Williford did not stand for re-election at our 2009 annual meeting of shareholders and retired from the Board on May 21, 2009.

Compensation Committee Interlocks and Insider Participation

During 2009, our Executive Compensation Committee consisted of Messrs. Day, Mackie, Mogg, Parker, Smith and Tippeconnic. No member of the Committee was an officer or employee of the company or any of its subsidiaries during 2009 and no member of the Committee was formerly an officer of the company or any of its subsidiaries. In addition, during 2009, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

Executive Sessions of the Board

The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. During 2009, the non-management members of our Board met in executive session during each of the six regular meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board, including an executive session at least once a year attended only by members of our Board who are “independent” under our director independence guidelines and the rules of the New York Stock Exchange. Our corporate governance guidelines provide that our lead director, the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the non-management members of our Board at which the Chairman of the Board is not present and also presides over executive sessions of the independent directors.

Communications with Directors

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the media, customers, or suppliers to our Chief Executive Officer or his designee. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our company’s Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be promptly forwarded to the director or directors to whom the communication is addressed. A copy of the communication will also be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials or correspondence not clearly identified as interested party or shareholder correspondence.

Complaint Procedures

Our Board of Directors has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

PROPOSAL 1—ELECTION OF DIRECTORS

Our certificate of incorporation provides for the annual election of directors. Our Board of Directors currently consists of 12 members, whose terms will expire at the 2010 annual meeting. Accordingly, the 12 current members of our Board named in this proxy statement will stand for re-election at the annual meeting.

Our by-laws provide that, in the case of uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), director nominees are elected by the vote of a majority of the votes cast with respect to that nominee. Abstentions and broker non-votes with respect to the election of a director do not count as votes cast. Our corporate governance guidelines provide that any uncontested nominee for director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested must, promptly following certification of the shareholder vote, tender his or her resignation to the Board. The directors (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including New York Stock Exchange listing requirements and federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, the incumbent Board will nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees within 180 days after the certification of the shareholder vote. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

In evaluating director candidates, our Corporate Governance Committee considers factors that are in the best interests of our company and its shareholders, including the knowledge, experience, integrity, and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience, and competencies which the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; and any core competencies or technical expertise necessary to staff Board committees. In addition, the Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of our company. Our Board of Directors believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board.

Set forth below is certain information with respect to each nominee for election as a director.

Your Board unanimously recommends a vote FOR each nominee.

Director Nominees

James C. Day

Age 66

(Director since 2004)

Mr. Day served as Chairman of the Board of Noble Corporation, a Texas-based offshore drilling contractor, until May 2007. He served as Chairman of the Board from 1992, as Chief Executive Officer from 1984 to October 2006, and as President of Noble Corporation from 1984 to 1999 and again from 2003 to February 2006. Mr. Day is a director of Tidewater, Inc. and EOG Resources, Inc. He is a trustee of The Samuel Roberts Noble Foundation, Inc., and is the founder, a director and the President of The James C. and Teresa K. Day Foundation. Mr. Day formerly served as a director for Global Industries and Noble Energy Corporation. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

Mr. Day has extensive senior management and operational experience in the oil and gas industry as a result of his service as Chairman, President and Chief Executive Officer of Noble Corporation where he has demonstrated a strong track record of achievement and sound judgment and risk management. In addition, Mr. Day has shown leadership and has been effective as chair of our Executive Compensation Committee. His directorships at other companies also provide him with extensive corporate governance experience. In light of the foregoing, our Board of Directors has concluded that Mr. Day should continue as a member of our Board.

Julie H. Edwards

Age 51

(Director since 2007)

Ms. Edwards previously served on our Board of Directors from January 15, 2004, to July 1, 2005. Ms. Edwards served as Senior Vice President—Corporate Development of Southern Union Company from November 2006 to January 2007 and as Senior Vice President and Chief Financial Officer of Southern Union Company from July 2005 to November 2006. From April 2000 to June 2005, she was Executive Vice President—Finance and Administration and Chief Financial Officer of Frontier Oil Corporation. Ms. Edwards also serves on the Board of Directors of Noble Corporation. She served as a director of NATCO Group, Inc. until its merger with Cameron International Corporation in November 2009. She is also a member of the Board of Directors of ONEOK Partners, L.P.

Ms. Edwards has broad senior accounting, financial, management and corporate development expertise in the oil and gas industry as a result of her service at Southern Union Company and Frontier Oil Corporation where she has demonstrated a strong track record of achievement and sound judgment. In light of the foregoing, our Board of Directors has concluded that Ms. Edwards should continue as a member of our Board.

William L. Ford

Age 67

(Director since 1981)

Mr. Ford has served as President of Shawnee Milling Company since 1979. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

As the long-time President of Shawnee Milling Company, Mr. Ford has extensive senior management, operational and entrepreneurial experience and has a strong track record of achievement and sound judgment. In addition, Mr. Ford has shown leadership and has been effective in his role as our lead independent director and chair of our Corporate Governance Committee. In light of the foregoing, our Board of Directors has concluded that Mr. Ford should continue as a member or our Board.

John W. Gibson

Age 57

(Director since 2006)

Mr. Gibson is President and Chief Executive Officer of ONEOK, Inc. and Chairman, President and Chief Executive Officer of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. He served as our Chief Executive Officer and the Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 through 2009. He has served as Chairman of the Board of Directors of ONEOK Partners GP, L.L.C. since October 2007. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included our gathering and processing, natural gas liquids, pipelines, and storage and energy services business segments, some of which were acquired by us in April 2006. Prior to that, he was President, Energy, from May 2000 to 2005. Mr. Gibson joined ONEOK, Inc. in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses, including Vice President of Marketing of its natural gas subsidiary GPM Gas Corp. He holds an engineering degree from Missouri University of Science and Technology, formerly known as University of Missouri at Rolla. Mr. Gibson also serves on the Board of Directors of BOK Financial Corporation.

In addition to being President and Chief Executive Officer of ONEOK, Inc., Mr. Gibson is also Chairman, President and Chief Executive Officer of ONEOK Partners, L.P. Mr. Gibson has served in a variety of roles of continually increasing responsibility at ONEOK, Inc. since 2000, ONEOK Partners, L.P. since 2004 and, prior to 2000, at Koch Energy, Inc., Exxon USA, and Phillips Petroleum. In these roles, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision, risk management and achievement in a variety of sectors in the oil and gas industry. In light of Mr. Gibson’s role as the top executive officer of our company and the foregoing, our Board of Directors has concluded that Mr. Gibson should continue as a member of our Board.

David L. Kyle

Age 57

(Director since 1995)

Mr. Kyle is the Chairman of the Board of ONEOK, Inc. He was employed by Oklahoma Natural Gas Company in 1974 as an engineer trainee. He served in a number of positions prior to being elected Vice President of Gas Supply in 1986 and Executive Vice President in 1990 of Oklahoma Natural Gas Company. He was elected President of Oklahoma Natural Gas Company on September 1, 1994. He was elected President of ONEOK, Inc., effective September 1, 1997, and was elected Chairman of the Board and appointed the Chief Executive Officer of ONEOK, Inc. on August 28, 2000, and served in those positions until his retirement as Chief Executive Officer in December 2007. Mr. Kyle is a former member of the Board of Directors of BOK Financial Corporation.

In addition to having served as our President, Chief Executive Officer and Chairman, Mr. Kyle has been employed by us in a variety of roles of continually increasing responsibility where he has gained extensive management and operational experience and has demonstrated sound judgment and strong management, leadership and operating skills. As a result of his long-term tenure with us, Mr. Kyle has contributed to the Board his strategic vision, a deep institutional knowledge and a detailed understanding of the conduct and risk management of our operations and businesses. In light of the foregoing, our Board of Directors has concluded that Mr. Kyle should continue as a member of our Board.

Bert H. Mackie

Age 67

(Director since 1989)

Mr. Mackie is Vice Chairman of the Security National Bank in Enid, Oklahoma, where he has served since 1962 in all facets of commercial banking. He also serves as a director of the Security Financial Services Corp. and is asset manager of Hamm Financial Group. Mr. Mackie serves as an officer or director of many educational and business organizations. He is on the Board of Trustees of the Oklahoma Foundation for Excellence, the Board of the Garfield County Joint Industrial Foundation and Treasurer of the Enid Regional Development Alliance. He also serves on the Northwestern Oklahoma State University/Northern Oklahoma College Community Advisory Board and their respective foundations.

Mr. Mackie has extensive senior management, commercial, banking, finance and risk management experience as a result of his many years of service at Security National Bank where he has a strong track record of achievement and sound judgment. In light of the foregoing, our Board has concluded that Mr. Mackie should continue as a member of our Board.

Jim W. Mogg

Age 61

(Director since 2007)

Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., from August 2005 to April 2007. From January 2004 to September 2006, he served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President, and Chief Executive Officer from April 2000 through December 2003. Mr. Mogg was Vice Chairman of TEPPCO Partners, LP from April 2000 to May 2002 and Chairman of TEPPCO Partners, LP from May 2002 to February 2005. Mr. Mogg serves on the Board of Directors of Bill Barrett Corporation, and is non-executive Chairman of the Board of First Wind Holdings, Inc. He is also a member of the Board of Directors of ONEOK Partners, L.P.

Mr. Mogg has extensive senior management experience in a variety of sectors in the oil and gas industry as a result of his service at DCP Midstream Partners and Duke Energy where he has demonstrated a strong track record of achievement and sound judgment. In addition, Mr. Mogg’s current and previous directorships at other companies, including master limited partnerships, provide him with extensive corporate governance experience. In light of the foregoing, our Board of Directors has concluded that Mr. Mogg should continue as a member of our Board.

Pattye L. Moore

Age 52

(Director since 2002)

Ms. Moore is a business strategy consultant and the author of Confessions from the Corner Office, a book on leadership instincts. Ms. Moore was on the Board of Directors for Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development, and Vice President-Marketing. She also serves on the Board of Directors for QuikTrip Corporation and Red Robin Gourmet Burgers. Ms. Moore also chairs the Board of Visitors for the Gaylord College of Journalism at the University of Oklahoma.

Ms. Moore has had extensive senior management, marketing, business strategy and brand development experience as a result of her service at Sonic Corp. and consulting career where she demonstrated a strong track record of achievement and sound judgment. Ms. Moore’s directorships at other companies also provide her with extensive corporate governance experience. In light of the foregoing, our Board of Directors has concluded that Ms. Moore should continue as a member of our Board.

Gary D. Parker

Age 64

(Director since 1991)

Mr. Parker, a certified public accountant, is the majority shareholder of Moffitt, Parker & Company, Inc. and has been President of the firm since 1982. He is a director of First Muskogee Financial Corp. and the First National Bank of Muskogee in Muskogee, Oklahoma.

As a long-time President of Moffitt, Parker & Company, Inc., Mr. Parker has extensive accounting, financial, operational and entrepreneurial experience and has a strong track record of achievement and sound judgment. Mr. Parker’s directorships at other companies also provide him with extensive corporate governance experience. In light of the foregoing, our Board of Directors has concluded that Mr. Parker should continue as a member or our Board.

Eduardo A. Rodriguez

Age 54

(Director since 2004)

Mr. Rodriguez is President of Strategic Communications Consulting Group. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately-held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the Board of Directors of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly-traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in Texas and New Mexico, as well as before the United States District Court for the Western District of Texas.

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as result of his service at Strategic Communications Consulting Group, Hunt Building Corporation and El Paso Electric Company where he has demonstrated a strong track record of achievement and sound judgment. Mr. Rodriguez has shown leadership and has been effective in his role as the independent chair of our Audit Committee. In light of the foregoing, our Board of Directors has concluded that Mr. Rodriguez should continue as a member of our Board.

Gerald B. Smith

Age 59

(Director since 2009)

Mr. Smith is Chairman and Chief Executive Officer of Smith, Graham & Company Investment Advisors, a global investment management firm, which was founded in 1990. He is a member of the board of trustees of Charles Schwab Family of Funds; lead independent director and Deputy Chairman of Cooper Industries; and a former director of the Fund Management Board of Robeco Group, Rorento N.V. (Netherlands). He is also a member of the Board of Directors of ONEOK Partners, L.P.

Mr. Smith has extensive financial, operational, management, investment and risk management experience as a result of his long-term tenure as Chairman and Chief Executive Officer of Smith, Graham & Company Investment Advisors where he has a strong track record of achievement, sound judgment and risk management. Mr. Smith’s current and former board memberships at other companies and institutions also provide him with extensive corporate governance experience. In light of the foregoing, our Board of Directors has concluded that Mr. Smith should continue as a member of our Board.

David J. Tippeconnic

Age 70

(Director since 2006)

Mr. Tippeconnic is Chief Executive Officer of Arrow-Magnolia International Inc. He has served as Interim Chief Executive Officer and later as Chairman of the Board of Cherokee Nation Entertainment from 2001 to 2004. From 1997 through 2000, Mr. Tippeconnic served as President, Chief Executive Officer, and as a member of the Board of Directors of CITGO Petroleum Corp. From 1995 to 1997, he was President, Chief Executive Officer, and a member of the Executive Committee for UNO-VEN Company. Mr. Tippeconnic spent 33 years with Phillips Petroleum Company, retiring as Executive Vice President, President of Phillips 66 Company and a member of the Board of Directors. He is a director of Matrix Services Company, Cherokee Nation Entertainment and RIVE Technology, Inc.

Mr. Tippeconnic has extensive senior management and operational experience in the oil and gas industry as a result of his service at Arrow Magnolia International, Inc., CITGO Petroleum Corp. and Phillips Petroleum Company where he has demonstrated a strong track record of achievement and sound judgment. Mr. Tippeconnic’s directorships at other companies also provided him with extensive corporate governance experience. In light of the foregoing, our Board of Directors has concluded that Mr. Tippeconnic should continue as a member of our Board.

PROPOSAL 2—RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OF ONEOK, INC. FOR THE YEAR ENDING DECEMBER 31, 2010

Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2010

Our Board of Directors has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2010. In carrying out its duties in connection with the 2009 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP’s selection as our independent registered public accounting firm for 2010.

Audit and Non-Audit Fees

Audit services provided by PricewaterhouseCoopers LLP during the 2009 and 2008 fiscal years included an audit of our consolidated financial statements, an audit of our internal control over financial reporting, audits of the financial statements of certain of our affiliates and review of our unaudited quarterly financial statements. No non-audit or tax services were rendered by PricewaterhouseCoopers LLP during 2008 or 2009.

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009, and 2008.

	2009	2008
Audit fees	$1,061,029	$1,087,979
Audit related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

Total	$1,061,029	$1,087,979

Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm

Consistent with Securities and Exchange Commission and New York Stock Exchange policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2010 audit, a plan was submitted to and approved by the Audit Committee setting forth the services expected to be rendered during 2010 for each of the following four categories of services:

(1)	audit services comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services, consents and assistance with the review of documents filed with the Securities and Exchange Commission;

(2)	audit related services comprised of assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits and consultation regarding financial accounting and/or reporting standards;

(3)	tax services comprised of tax compliance, tax planning and tax advice; and

(4)	all other permissible non-audit services, if any, the Audit Committee believes are routine and recurring services that would not impair the independence of the auditor.

Audit fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee has adopted a policy that provides that fees for audit, audit related, and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

2010 Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors with the oversight of the integrity of the company’s financial statements and internal controls, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and is on and may be printed from the company’s website at www.oneok.com and is also available from the company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board of Directors annually reviews the definition of “independence” for audit committee members contained in the listing standards for the New York Stock Exchange and applicable rules of the Securities and Exchange Commission as well as our director independence guidelines and has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent auditor management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard AU Section 380 (“The Auditor’s Communication With Those Charged With Governance”) and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While no non-audit services were provided by PricewaterhouseCoopers LLP in 2008 or 2009, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2009, in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Eduardo A. Rodriguez, Chair

Julie H. Edwards, Vice Chair

Pattye L. Moore

Gary D. Parker

Gerald B. Smith

David J. Tippeconnic

STOCK OWNERSHIP

Holdings of Major Shareholders

The following table sets forth the beneficial owners of five percent or more of our common stock known to us at February 1, 2010.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Bank of Oklahoma, N.A.	6,615,968	(1)	6.2%(2)
	Trustee for the Thrift Plan for
	Employees of ONEOK, Inc.
	and Subsidiaries and the Profit Sharing Plan
	P.O. Box 2300
	Tulsa, OK 74192

Common Stock	BlackRock, Inc.	12,725,496	(3)	12.06%(3)
	40 East 52nd Street
	New York, NY 10022

(1)	Shares held directly by Bank of Oklahoma, N.A., as Trustee of our Thrift Plan and Profit Sharing Plan, for the benefit of each plan’s participants. Each participant in either plan is entitled to instruct the Trustee with respect to the voting of our shares held in the participant’s account. The Trustee will vote our shares in a participant’s account for which the Trustee does not receive voting instructions in the same proportion as shares in other accounts for which the Trustee does receive voting instructions.

(2)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on February 1, 2010.

(3)	Based upon the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2010, in which BlackRock, Inc. and certain of its subsidiaries reported that, as of December 31, 2009, BlackRock, Inc. and those subsidiaries, in the aggregate, beneficially owned 12,725,496 shares of our common stock over which it had sole dispositive and sole voting power.

Holdings of Officers and Directors

The following table sets forth the number of shares of our common stock and the number of common units of our affiliate, ONEOK Partners, L.P., beneficially owned as of February 1, 2010, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2009 under the caption “Executive Compensation” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONEOK Common Stock Beneficially Owned (1)	ONEOK Directors’ Deferred Compensation Plan Phantom Stock (2)	Total Shares of ONEOK Common Stock Beneficially Owned Plus ONEOK Directors’ Deferred Compensation Plan Phantom Stock	ONEOK Percent of Class (3)	Common Units of ONEOK Partners Beneficially Owned (4)	ONEOK Partners Percent of Class (5)
Samuel Combs III (6)	101,642	—	101,642	*	180	*
James C. Day (7)	16,300	7,850	24,150	*	—	*
Curtis L. Dinan (8)	28,748	—	28,748	*	7,500	*
Julie H. Edwards	10,584	—	10,584	*	—	*
William L. Ford (9)	25,726	55,768	81,494	*	—	*
John W. Gibson (10)	184,805	—	184,805	*	15,000	*
James C. Kneale (11)	232,711	—	232,711	*	—	*
David L. Kyle (12)	505,457	—	505,457	*	80,000	*
Bert H. Mackie	15,238	34,883	50,121	*	—	*
Jim W. Mogg	—	8,555	8,555	*	1,000	*
Pattye L. Moore	13,500	28,273	41,773	*	200	*
Pierce H. Norton II	17,385	—	17,385	*	6,778	*
Gary D. Parker (13)	20,158	20,678	40,836	*	—	*
Eduardo A. Rodriguez	7,474	769	8,243	*	—	*
Gerald B. Smith	750	758	1,508	*	—	*
Terry K. Spencer	29,137	—	29,137	*	—	*
David J. Tippeconnic	1,000	12,289	13,289	*	—	*
All directors and executive officers	1,210,615	169,823	1,380,438	*	110,658	*

*	Less than one percent.

(1)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our Thrift Plan and shares that the director or executive officer had the right to acquire within 60 days of February 1, 2010.

The following table sets forth for the persons indicated the number of shares of our common stock (a) which such persons had the right to acquire within 60 days after February 1, 2010, (all such shares are issuable upon the exercise of stock options granted under our Long-Term Incentive Plan or our Stock Compensation Plan for Non-Employee Directors) and (b) which are held on the person’s behalf by the Trustee of our Thrift Plan (no shares were held by the persons indicated in our Profit Sharing Plan) as of February 1, 2010.

Executive Officer/Director	Stock Options Exercisable within 60 Days	Stock Held by Thrift Plan
Samuel Combs III	8,964	29,367
James C. Day	—	—
Curtis L. Dinan	—	6,455
Julie H. Edwards	—	—
William L. Ford	—	—
John W. Gibson	59,948	7,980
James C. Kneale	36,542	42,718
David L. Kyle	160,406	—
Bert H. Mackie	—	—
Jim W. Mogg	—	—
Pattye L. Moore	12,500	—
Pierce H. Norton II	—	—
Gary D. Parker	—	—
Eduardo A. Rodriguez	—	—
Gerald B. Smith	—	—
Terry K. Spencer	5,500	5,698
David J. Tippeconnic	—	—
All directors and executive officers as a group	283,860	92,218

(2)	Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights. Such shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

(3)	The percent of our voting securities owned is based on our outstanding shares of common stock on February 1, 2010. Shares of our common stock subject to options that are exercisable within 60 days of February 1, 2010, are deemed to be outstanding and to be beneficially owned by the director or executive officer holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Includes common units held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power. Does not include approximately 5.9 million common units or approximately 36.5 million Class B units (which represent 100 percent of the outstanding Class B units) of ONEOK Partners, L.P., held by ONEOK, Inc. and its subsidiaries, which, when combined with the general partner interest held by ONEOK, Inc., represents an approximate 42.8 percent interest in ONEOK Partners, L.P., with respect to which each officer and director disclaims beneficial ownership.

(5)	The percent of ONEOK Partners, L.P. voting securities owned is based on the outstanding common units on February 1, 2010.

(6)	Mr. Combs retired from the company effective June 17, 2009.

(7)	Includes 16,300 shares held by The James and Teresa Day Family Trust—1998.

(8)	Includes 2,600 shares held by Mrs. Curtis L. Dinan. Mr. Dinan disclaims beneficial ownership of these shares. Excludes 12,565 shares, the receipt of which was deferred by Mr. Dinan upon vesting in January 2010 under the deferral provisions of our Equity Compensation Plan, which shares will be issued to Mr. Dinan upon his separation of service from our company.

(9)	Includes 3,330 shares owned by the 1979 Leslie A. Ford Trust, of which Mr. Ford is a trustee. Mr. Ford disclaims beneficial ownership of these shares. Also includes 3,346 shares owned by the Margaret Long Ford 2004 Revocable Trust, of which Mr. Ford is a trustee.

(10)	Excludes 41,391 shares, the receipt of which was deferred by Mr. Gibson upon vesting in January 2010 under the deferral provisions of our equity compensation plan, which shares will be issued to Mr. Gibson on July 17, 2013.

(11)	Includes 3,221 shares held by Mrs. James C. Kneale. Mr. Kneale disclaims beneficial ownership of these shares. Mr. Kneale retired from the company effective January 1, 2010.

(12)	Includes 81,093 shares held by Mrs. David L. Kyle, 1,100 shares held by Mr. Kyle’s son, 1,100 shares held by Mr. Kyle’s stepson and 7,200 shares held by the Kyle Family Trusts. Mr. Kyle disclaims beneficial ownership of these shares.

(13)	Includes 940 shares held by Mrs. Gary D. Parker. Mr. Parker disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10 percent or more shareholders during the fiscal year ended December 31, 2009, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that an Initial Statement of Beneficial Ownership of Securities on Form 3 reporting Derek S. Reiners’ holdings in connection with his appointment as our Senior Vice President and Chief Accounting Officer was filed late as a result of a clerical error.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The company performed well in 2009, despite challenging economic conditions, lower commodity prices and continued volatility in global capital markets. During the latter part of 2008 and continuing into 2009, we have been faced with commodity prices that are less than one-third of the values experienced in early 2008. Despite the recent severe economic downturn and slow recovery, the competition remains high for executives who possess the knowledge, experience and leadership skills necessary to guide our company through these unprecedented times and maximize value to our shareholders.

During 2009, our Executive Compensation Committee (the “Committee”) has continued to review its executive compensation philosophy to ensure that our executive compensation programs provide appropriate incentive and reward based upon its pay-for-performance objectives. As more fully described below, the components of our executive compensation programs established during 2009, including base salary and short-term and long-term incentives, operated as intended. For example, based on our share price performance relative to our peers, a 100% payout was earned on the performance units that vested in January of 2009. In addition, our results in 2009 achieved a payout result between the target and maximum performance level under our short-term annual incentive plan due to strong operating and financial performance, good management of capital allocation, successful cost control management and our commitment to the safety of our employees. Due to a disciplined debt reduction effort and achieving our strategic, operating and financial goals, management has strengthened the company’s position in the current uncertain and volatile industry climate and enabled us to focus on future growth. We attribute a meaningful portion of this success to the incentive programs that were designed to pay-for-performance and to closely align our executives’ interests with those of our shareholders.

In light of the global economic and financial conditions, the Committee considered how recent events might affect the company’s executive compensation and benefit programs and concluded that these programs were functioning as intended. The Committee believes that the combination of cash and equity-based compensation supports the principles of our executive compensation program. First, our current compensation components allow us to provide a competitive compensation package based on prevailing market conditions. At the same time, a significant portion of target compensation is “at-risk,” tied to both short-term performance (short-term incentive awards) and long-term performance (restricted share units and performance units). The Committee believes these awards support our pay-for-performance philosophy by linking pay amounts to our level of performance and the achievement of our strategic, operating and financial goals. Finally, the ownership stake in our company provided by our equity-based compensation, the extended vesting of our equity-based awards and our share ownership guidelines (see “Share Ownership Guidelines” below) align the interests of the named executive officers with our shareholders and promote executive retention.

The Committee also believes that our executive compensation programs do not provide incentives for excessive risk taking, and therefore do not encourage our management or employees to take unreasonable risks relating to our business. Our compensation programs are applicable to all executive officers across our business units. Our base salary component of compensation does not encourage risk-taking because it is a fixed amount. Our current short and long-term incentive plan awards have the following risk-limiting characteristics:

•	awards to each executive officer are subject to fixed maximums specified in the plan;

•	awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	awards are not made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary risks to increase our stock price;

•	short and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

•	the Committee approves the final incentive plan awards after the review of executive and operating and financial performance;

•	annual cash and performance unit incentive awards are subject to clawback provisions as described on page 47;

•

for executive officers, a significant portion of incentive award value is delivered in the form of stock that vests over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

•	executive officers are subject to our share ownership guidelines, described on page 47.

Finally, the Committee believes that, in view of our strategic, operating and financial performance and the individual performance of each of the named executive officers in 2009, the total compensation paid to the named executive officers in 2009 was both earned and reasonable.

As we move forward into 2010, the Committee recognizes the uncertain economic environment and the challenges that environment creates with respect to executive compensation. The Committee will continue to monitor executive compensation trends and developments to ensure that we provide the appropriate types and levels of incentives in order to remain competitively positioned to attract and retain executive talent.

Executive Compensation Philosophy

Our executive compensation philosophy is based on two core elements: paying-for-performance and providing a competitive compensation package.

Pay-for-Performance.    We structure our compensation program to align the interests of our senior executives with the interests of our shareholders. We believe that an employee’s compensation should be tied directly to helping us achieve our strategic, operating and financial goals which are set to deliver value to our shareholders. Therefore, a part of each executive’s pay is “at risk,” in the form of an annual short-term incentive award. The amount of the annual short-term incentive award paid depends on our company’s performance against strategic, operating, and financial objectives as well as the executive meeting key leadership and development standards. Also, a portion of our executives’ compensation is in the form of equity awards that ties their compensation directly to creating shareholder value over the long-term. We believe this combination of annual short-term incentive awards and long-term equity awards aligns the incentives of our senior executives with our shareholders. The annual short-term incentive awards provide an incentive to achieve our targeted strategic, operating and financial results, while the equity awards provide our senior executives the incentive to make sound decisions which will produce the desired results over the long-term.

Competitive Pay.    We believe that a competitive compensation program is an important tool to help us attract and retain talented executives capable of leading our company in the competitive business environment in which we operate. When targeted levels of performance are achieved, we seek to pay our executives at approximately the median level of pay for energy services companies and other organizations with whom we compete for executive talent. In certain circumstances, we may target pay above or below the competitive median. For example, to recognize an individual’s qualification or performance we may choose to set their expected pay level above the median. However, if the executive is new to the role, but performing well, we may set their expected pay below the median level.

Our compensation program is designed with the following principles in mind:

•

pay our employees equitably relative to one another and our industry peers based on their responsibilities and the capabilities and experience they possess, market conditions and the performance they demonstrate;

•	promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce;

•	motivate our executives to perform for the benefit of our shareholders and with the highest integrity;

•	conduct our business and manage our assets in a safe manner; and

•	continue our focus on good corporate governance practices by implementing executive compensation best practices and policies.

Compensation Methodology

The Executive Compensation Committee.    The Committee has the responsibility for reviewing and recommending our executive compensation programs to the full Board. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the New York Stock Exchange. The role of the Committee is to oversee our compensation and benefit plans and policies, direct the administration of these plans and review and approve annually all compensation decisions relating to our executive officers, including compensation decisions for our principal executive officer, our principal financial officer and each of our other three most highly compensated executive officers as set forth in the Summary Compensation Table for Fiscal 2009 (the “named executive officers”). The Committee submits its decisions regarding compensation of the Chairman of the Board, the Chief Executive Officer, our other executive officers and our non-management directors to the Board for ratification.

The Committee recognizes the importance of maintaining sound basic principles for the development and administration of our compensation and benefit programs. The Committee has adopted practices to enhance the Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and performance. Examples of practices the Committee has adopted include:

•	rotating Committee chairs and vice-chairs every three years;

•	holding executive sessions (without company management present) at every Committee meeting;

•	reviewing annually detailed compensation tally sheets for the named executive officers;

•	engaging an independent compensation consultant to advise the Committee on executive compensation issues;

•	meeting with the independent compensation consultant in executive session at least once during the year to discuss our compensation programs and actions on a confidential basis;

•	evaluating the performance of the Committee each year through a written evaluation process undertaken by each member of the Committee and reviewing the collective results of the evaluation; and

•	assessing the performance of the Committee’s independent compensation consultant each year and providing feedback as appropriate.

The Role of Executive Management in the Executive Compensation Process.    In December of each year, our executive management presents our annual strategic and financial plan to our Board of Directors for approval. The presentation includes a review of the expected performance of each of our business segments, the expected financial performance of the company on a consolidated basis, the capital budget, as well as a consolidated three-year strategic and financial plan. The criteria and targets for our annual short-term incentive awards are recommended by executive management to the Committee based on the Board approved strategic and financial plan, as well as management’s judgment regarding the challenges facing the business segments, economic trends related to these businesses, and the overall economy. Upon the completion of each fiscal year, and once financial and operating results are final, executive management reviews our actual performance relative to the criteria and targets established in the prior year to determine the short-term incentive awards to be recommended for each executive.

In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all named executive officers other than himself. The Committee reviews and discusses these recommendations in executive session and reaches its own decision with respect to the compensation of the Chief Executive Officer. In turn, the Committee takes its compensation decision to our full Board of Directors for ratification.

The executive compensation group in our corporate human resources department supports both the Committee and senior management in establishing management’s recommendations regarding annual performance targets and providing periodic analyses and research regarding our executive compensation programs.

The Role of the Compensation Consultant in the Executive Compensation Process.    The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee in the performance of its duties. During 2008 and 2009, the Committee engaged the firm of Hewitt

Associates to serve as the Committee’s independent compensation consultant on all matters related to executive compensation. Hewitt Associates reports directly to the Committee. In 2008 and 2009, Hewitt Associates did not advise us or deliver any other human resource services other than the referenced executive compensation consulting services provided to the Committee which are described in this analysis.

Hewitt Associates provides advice to the Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter. Accordingly, Hewitt Associates advises the Committee on a wide range of executive compensation matters, including the overall design of our executive compensation programs, competitive market data on compensation (including perquisites and severance), review of the executive compensation disclosure in our annual proxy statement, annual review of the Committee’s charter, legislative and regulatory developments, and all other matters related to compensation of our executive officers.

Hewitt Associates attended the regularly scheduled in-person meetings of the Committee in 2009. At each regular, in person meeting, Hewitt Associates meets with the Committee in executive session without members of management present. Hewitt Associates also communicates with members of the Committee outside of the Committee’s meetings as desired by the Committee members. Hewitt Associates reviews briefing materials, including those with respect to individual compensation matters prepared by management for the Committee, reviews recommendations and proposals being submitted to the Committee and provides advice and recommendations to the Committee regarding the recommendations of management including, whether, in the opinion of Hewitt Associates, management’s proposals should be accepted as presented, modified or rejected. Hewitt Associates also gathers and provides competitive market data and other background information for consideration by the Committee.

It is the Committee’s view that its compensation consultant should be able to render candid and direct advice independent of management’s influence and numerous steps have been taken to satisfy this objective. At the outset, Hewitt Associates was first identified and then retained by the Committee following an extensive screening process. In addition, Hewitt Associates reports directly to the Committee on all matters related to executive compensation. As noted above, representatives of Hewitt Associates meet separately with the Committee members outside the presence of management at each regular, in person meeting and also speak separately with the Committee Chair and other Committee members between meetings, as necessary or desired. Hewitt Associates interacts from time to time directly with our management in compensation related activities such as compensation data collection and analysis, interpretation and application of new regulatory requirements and guidance. The interactions of Hewitt Associates with management are limited to those which are on the Committee’s behalf or related to proposals that will be presented to the Committee for review and approval.

At least annually, the Committee conducts a review of Hewitt Associates’ performance and independence. This review includes an evaluation of the services that Hewitt Associates has provided to us, the related fees and the procedures implemented by Hewitt Associates with respect to maintaining its independence.

Competitive Benchmarking.    Annually, the Committee reviews market data at the 25 th, 50th and 75th percentiles for annual cash compensation and long-term incentive compensation. For 2009 pay decisions, the Committee asked Hewitt Associates to assist it with the annual benchmarking and competitive assessment of its executive compensation programs. The Committee reviewed executive compensation surveys provided by Hewitt Associates to assess competitive executive compensation levels for our executive officers. The Hewitt Associates survey data provided annual base salary, competitive annual incentive opportunities and long-term incentive compensation opportunities among participating companies.

The Committee reviewed compensation benchmarks developed from the following 32 selected energy companies (our “Energy Peers”) in the Hewitt database. These companies were selected as our peer companies from the Hewitt database because of their similarities to us in the businesses in which they are engaged, the size of their operations and the skills and experience required of their senior management to effectively operate their businesses.

AGL Resources	Constellation Energy	Entergy	PPL
Allegheny Energy	Dominion Resources	Ferrellgas Partners	Progress Energy
Ameren	DTE Energy	FirstEnergy	SCANA
American Electric Power	Duke Energy	Mirant	Sempra Energy
BJ Services Co	Dynegy	NiSource	Southern Company
CenterPoint Energy	Edison International	PG&E Corp	Valero Energy Corp
Cleco	EI Paso	Pinnacle West Capital	WGL Holdings Inc
CMS Energy	Energy Future Holdings Corp	Portland General Electric	Williams Cos

The Committee referenced the 25th, 50th and 75th percentile results from Hewitt’s survey regarding base salary and short-term incentive compensation to assess the relative competitiveness of these elements of compensation for each named executive officer’s compensation. The range between the 25th and 75th percentiles is used to establish target parameters for both base salary and short-term incentive compensation. The 2009 base salary and short-term incentive targets established by the Committee for the named executive officers were within the Committee’s established parameters. Payouts of annual short-term incentive compensation are based on a formula tied to our corporate performance, subject to adjustment based upon individual performance as discussed below.

The Committee also referenced the 25th, 50th and 75th percentiles for long-term incentives from Hewitt’s survey to evaluate the company’s annual long-term, equity-based incentive targets. The 2009 long-term, equity-based grants by the Committee for each of the named executive officers were within the Committee’s established parameters.

Tally Sheets.    To better understand the total compensation package, the Committee analyzed tally sheets with respect to our Chief Executive Officer and the other named executive officers. These tally sheets were prepared by the executive compensation group in our human resources department working with the Committee’s compensation consultant. Each of these tally sheets presented the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and any annual short-term incentive payment), accumulated deferred compensation balances, outstanding long-term equity awards, retirement benefits, perquisites and any other compensation. These tally sheets also reflected potential payments under selected termination of employment and change in control scenarios.

The purpose of these tally sheets is to summarize all of the elements of actual and potential future compensation of our named executive officers so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

Compensation Mix.    In determining the overall mix of compensation for our named executive officers, the Committee considers the competitive survey data presented by Hewitt Associates in order to assess an appropriate allocation between cash and non-cash compensation. We pay base salary and short-term incentives in the form of cash, which is consistent with competitive market standards and practices. The long-term incentive components of our executive compensation are structured to be paid in shares of our common stock. The payment of long-term incentive compensation exclusively in the form of our common stock is also consistent with competitive market practice. In addition, the payment of long-term incentive compensation in the form of our common stock helps to align the interests of our executive officers with the interests of our shareholders and assists our executives in establishing a meaningful ownership position in our company and in meeting our share ownership guidelines.

Personal Performance.    All executive compensation decisions include an assessment of individual performance, including the officer’s contribution to our overall performance for the applicable performance period. Individual performance criteria include:

•	business results achieved;

•	problem analysis;

•	directing business activities;

•	utilization of human, capital and material resources;

•	initiation of and response to, change;

•	planning and organizational ability;

•	decision-making;

•	time management; and

•	communication and team relations.

The Committee completes an individual performance assessment of the Chief Executive Officer each year in written form with numerical weightings for selected performance factors. These performance assessments are summarized and presented to the Chief Executive Officer for discussion and are reviewed by the Committee in executive session when evaluating compensation recommendations. The other named executive officers are also evaluated each year through our performance appraisal process by the Chief Executive Officer. These performance assessments are considered each year in connection with the overall compensation review process for our executives.

There are no differences in the Committee’s compensation policies and practices for determining the compensation awarded to the Chief Executive Officer and the other named executive officers. All executive officers are subject to the same compensation policies. Differences in levels of compensation are attributable to the application of our compensation policies to individual positions and the Committee’s practice of setting pay levels to reflect competitive market conditions on a position by position basis.

Components of Compensation

Total Compensation.    The Committee strives to provide a comprehensive executive compensation program that is competitive and performance-based. To that end, executive compensation is tied directly to our strategic, operating and financial performance. The Committee structures executive compensation to ensure it considers long and short-term financial performance, shareholder return, business unit performance, safety, environmental and regulatory compliance and the previously listed individual performance criteria.

Annual Cash Compensation.    As in prior years, annual cash compensation in 2009 for the named executive officers consists of two components: base salary and a variable, at-risk annual short-term incentive award which is earned based on both the company’s financial performance and individual performance.

Base Salary.    Annual base salary is designed to compensate executives for their level of responsibility, experience, tenure, sustained individual performance and contribution to the company. Salaries are reviewed annually.

Annual Short-Term Incentive Awards.    Variable, at-risk annual short-term incentive awards are made under our annual incentive plan and are designed to communicate a collective annual corporate goal, provide our officers with a direct financial interest in our performance and profitability and to reward performance.

Long-Term Equity Incentive Awards.    Annual grants of long-term equity incentive awards are made under our Long-Term Incentive Plan and our Equity Compensation Plan. Since 2004, grants under these plans have consisted of restricted stock units and performance units. A restricted stock unit award is designed to enable the company to retain certain officers and to give those officers an incentive to enhance long-term shareholder value. A performance unit award is designed to enable the company to attract, retain and reward certain employees and to give these employees an incentive to enhance long-term shareholder value. A higher ratio of performance units to restricted stock incentive units is granted to higher level officers and those with more direct ability to impact the performance of the company.

Retirement Benefits.    We have a defined contribution 401(k) retirement plan covering all of our employees. We also maintain a defined benefit pension plan covering non-bargaining unit employees hired prior to January 1, 2005, and all bargaining unit employees. Non-bargaining unit employees hired after December 31, 2004, and employees who accepted a one-time opportunity to opt out of our pension plan on January 1, 2005, are covered by a profit sharing plan. Under the Profit Sharing Plan we may, and generally expect to, make a contribution to the plan each calendar quarter that will result in an allocation to the participant’s plan account of an amount equal to one percent of the participant’s eligible compensation for that quarter. We may also make an additional discretionary contribution to the participant’s account at year end. The plan does not provide for any contributions to be made by plan participants. In addition, we have a supplemental executive retirement plan for the benefit of certain officers. Additional details regarding our pension plan and supplemental executive retirement plan are provided under “Long-Term Compensation Plans” below. We also sponsor employee welfare plans that provide postretirement medical and life insurance benefits to employees who retire on or after age 50 with at least five years of service. This postretirement plan is contributory with retiree contributions adjusted periodically and contains other cost-sharing features such as deductibles and co-insurance.

Nonqualified Deferred Compensation Arrangements.    Nonqualified deferred compensation arrangements are available to certain officers and employees who are subject to certain limits established by the Internal Revenue Code with respect to their qualified benefit plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and short-term incentive elements and amounts. No new participants in our Supplemental Executive Retirement Plan have been approved since 2005.

Perquisites and Other Benefits.    The company offers traditional health and welfare benefits to its officers and employees. The company provides only minimal perquisites. These elements are not taken into account when establishing salary or short and long-term incentive compensation.

The foregoing components place a significant portion of total executive compensation at risk based on both the annual and the long-term performance of our company, which aligns the interests of our executive officers with the interests of our shareholders. Comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program. We believe that our executive compensation program also must be internally consistent and equitable in order for the company to achieve our corporate objectives. In setting the elements and amounts of compensation, the Committee does not consider amounts of compensation realizable from prior compensation except, that in making grants of long-term, equity-based incentive grants each year, the Committee considers the size of grants of long-term, equity-based compensation made in prior years.

2009 Annual Short-Term Incentive Awards

Short-term 2009 incentive awards were based on five company-wide performance measures: diluted earnings per share (a measure that was used in 2008); our stand-alone return on invested capital (“ROIC”, a measure also used in 2008, but on a consolidated basis); operating income (a measure that was used for the first time in 2009); and two new safety criteria: the recordable incident rate and vehicle incident frequency rate. Based upon the company’s performance against these measures, targeted annual short-term incentive awards for 2009 company performance were subject to adjustment upward to a maximum of 200 percent of target or downward to zero as described below. This serves to align all annual short-term incentive participants with the interests of shareholders, as well as further enhance collaboration across the organization. In determining the actual annual short-term incentive award to be paid to each executive, assuming the performance measures are met, the award is adjusted based on individual performance, specifically, the individual’s contributions to achieving corporate goals and the behaviors exhibited by the individual that are described above. As in past years, tying the annual short-term incentive award to individual performance raises the level of personal accountability for each executive officer.

The 2009 annual short-term incentive plan criteria and weighting were developed and recommended by executive management, were reviewed, adjusted and approved by the Committee and were ratified by our Board of Directors. The 2009 benchmarks and targets are summarized as follows:

	Amounts			Weight	Maximum Percentage of Target Payable
ONEOK, Inc. 2009 Short-Term Incentive	Threshold (0% of Target)	Target (100% of Target)	Maximum (300% of Target)
Return on invested capital (stand-alone)	11.84%	13.06%	14.28%	20.0%	60.0%
Operating income	$806	$857	$1,003	20.0%	60.0%
Recordable incident rate	5.50	4.60	3.70	5.0%	15.0%
Vehicle incident frequency rate	6.10	5.10	4.10	5.0%	15.0%

	Amounts		Weight	Maximum Percentage of Target Payable
ONEOK, Inc. 2009 Short-Term Incentive	Threshold (50% of Target)	Target (100% of Target)
Earnings per share	$2.25	$2.75	50.0%	50.0%
				200.0%

For each performance measure in the table above, no incentive amount would be paid for that measure if the company’s actual result was below the threshold level. If our actual result was between the stated performance levels, the percentage payable was interpolated between the stated payout percentages. Maximum payout percentages were set for each performance level. The cumulative maximum corporate payout percentage was 200 percent of target for 2009.

The awards under the 2009 annual incentive plan were eligible for further adjustment based upon the recommendation of our Chief Executive Officer as a result of his assessment of business unit performance and its contribution to our overall performance. The assessment of business unit performance and contribution at the business unit level included the review by the Committee of the business unit’s 2009 operating income compared to our 2009 financial plan, the business unit’s safety and environmental compliance, and other factors, taking into consideration the Chief Executive Officer’s recommendation. The Chief Executive Officer did not recommend, and the Committee did not make, any further adjustment to the 2009 annual short-term incentive awards.

In addition to taking into account the established corporate criteria and the allocation to business units based upon their respective performance, annual short-term incentive awards to the named executive officers and all other participants are subject to further adjustment through the application of an individual performance multiplier ranging from zero to 125 percent. The individual performance multiplier is set by the Committee annually, taking into consideration management’s recommendation regarding individual performance and contribution. The named executive officers’ maximum incentive award for 2009 could have been as high as 250 percent, taking into account the maximum corporate payout percentage of 200 percent and the maximum individual performance multiplier of 125 percent.

Each named executive officer’s targeted annual short-term incentive award, as a percentage of salary, is set to approximate the 50th percentile of the range of the competitive market data provided by Hewitt Associates, with the opportunity to earn above average amounts if the performance criteria targets are exceeded. The following table sets forth the 2009 target and maximum award opportunity for each of the named executive officers expressed as a percentage of his base salary.

	2009
Name	Target Award as Percentage of Base Pay	Maximum Award as a Percentage of Base Pay
John W. Gibson	90%	225%
James C. Kneale	80%	200%
Curtis L. Dinan	65%	163%
Terry K. Spencer	60%	150%
Pierce H. Norton II	60%	150%
Samuel Combs III	50%	125%

The annual short-term incentive awards earned by our named executive officers in fiscal 2009 were based on the following determinations made by the Committee:

•	the 2009 ROIC performance measure was 14.37 percent, which exceeded the 2009 ROIC performance maximum;

•	the 2009 operating income performance measure was $895 million, which exceeded the 2009 Operating Income performance target, but was below the 2009 Operating Income performance maximum;

•

the 2009 recordable incident rate performance measure was 4.74, which was better than the 2009 recordable incident rate performance threshold, but did not achieve the 2009 recordable incident rate performance target;

•

the 2009 vehicle incident frequency rate performance measure was 5.65, which was better than the 2009 Vehicle Incident Frequency Rate performance threshold, but did not achieve the 2009 Vehicle Incident Frequency Rate performance target; and

•	the 2009 earnings per share performance measure was $2.87 per share, which exceeded the 2009 earnings per share target.

Based on these determinations, the annual short-term incentive award payments to the named executive officers for 2009 were based upon a 146.9 percent multiplier for corporate performance as established and approved by the Committee. The Committee did not exercise its discretion to adjust the amount of the corporate multiplier for extraordinary circumstances. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2009 on page 49 contains the annual short-term incentive awards under the annual officer incentive plan earned by each of the named executive officers for 2009 and paid in 2010.

2010 Annual Short-Term Incentive Award Criteria

In February 2010, the Committee established and our Board of Directors ratified the corporate performance criteria for incentive awards under our annual short-term incentive plan for 2010. The corporate performance criteria for 2010 are based on five company-wide measures: our stand-alone ROIC and the stand-alone ROIC for ONEOK Partners, L.P., in each case exclusive of the cumulative effect of accounting changes and weighted at 20 percent each; EPS weighted at 50 percent; and two safety performance measures, the total recordable incident rate, which includes injuries and illnesses as defined by the U.S. Occupational Safety and Health Administration, and the preventable vehicle incident rate, which excludes non-preventable incidents where our employee is not at fault. Each of these safety measures is weighted at 5 percent.

For 2010, the stand-alone ROIC for ONEOK Partners, L.P. replaces operating income which was included as a performance criteria in our 2009 annual short-term incentive plan. Adding the stand-alone measure of ROIC for ONEOK Partners, L.P., coupled with the stand-alone measures of our ROIC, ensures that management is focused on the efficient use of capital at both entities. The inclusion of the safety performance measures is designed to emphasize and reinforce a culture of safety in our operations. The application of threshold, target and maximum achievement levels will operate in the same manner as described for our 2009 annual short-term incentive plan. The financial performance targets established under the annual short-term incentive plan for 2010 are not material to a fair understanding of the compensation for the named executive officers in 2009, 2008 or 2007.

Long-Term Incentive Awards

We maintain a Long-Term Incentive Plan ( “LTI Plan”) and an Equity Compensation Plan under which long-term incentives may be granted to enable us to attract, retain and reward our officers and certain employees and to give these officers and employees an incentive to think as shareholders and to enhance long-term shareholder value. Participation in these plans is limited to certain of our officers and employees who are in a position to contribute significantly to our long-term growth and profitability. These plans are administered by the Committee and the Committee is authorized to make all grants of long-term incentive awards under the plans, as well as all decisions and interpretations required to administer the plans.

Equity-based, long-term incentive awards are approved and granted on an annual cycle, typically in the first quarter of each year. Awards made by the Committee in 2009 were based upon competitive market data presented to the Committee by Hewitt Associates as well as the Committee’s assessment of our overall performance and the individual executive’s performance and contribution. In addition, in considering the 2009 long-term incentive award grants to be made to our Chief Executive Officer and the other named executive officers, the Committee considered the dramatic downturn in the stock market in the last half of 2008 and first quarter of 2009 and the impact of that downturn on the value of our common stock. The Board also examined the size of grants made in prior years to each executive.

The allocation of the long-term incentives granted annually under the Equity Compensation Plan and LTI Plan in 2007, 2008 and 2009 averaged 55 percent, 88 percent and 86 percent in performance unit awards, respectively, and 45 percent, 12 percent and 14 percent in restricted unit awards, respectively, reflecting our practice to deliver more value in performance awards than in restricted unit awards.

The aggregate grant date fair value of the restricted stock incentive units and performance units granted under the LTI Plan and Equity Compensation Plan to the named executive officers in 2007, 2008 and 2009, as determined in accordance with ASC Topic 718, is shown in the “Stock Awards” column of the Summary Compensation Table for Fiscal 2009 on page 49.

Grants under the LTI Plan

The LTI Plan authorizes the Committee to grant long-term stock incentive awards to eligible employees in a variety of forms, including incentive stock options, non-statutory stock options, stock bonus awards, restricted stock awards, restricted stock incentive unit awards and performance unit awards. Since the approval of our Equity Compensation Plan in 2005, all grants of equity based long-term incentive awards had been made under the Equity Compensation Plan until 2009, when the Committee approved the grant of restricted stock incentive units under the LTI Plan. Grants of restricted stock incentive units in 2010 were also made under the LTI Plan. See “2010 Equity Grants” below.

Restricted Stock Incentive Units.    Restricted stock incentive units granted under the LTI Plan in 2009 do not pay dividends and vest three years from the date of grant, at which time the holder is entitled to one share of our common stock for each restricted stock incentive unit held. If a holder of restricted stock incentive units retires, becomes disabled, dies, or is involuntarily terminated other than for cause prior to vesting, the restricted stock incentive units will vest on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary termination other than for cause, restricted stock incentive units are forfeited. In the event of a change in control of the company, restricted stock incentive unit awards vest in full.

Stock Options.    We have not granted new stock options under the LTI Plan since 2007, when our long-term equity incentive strategy was modified to eliminate the re-load feature of our outstanding stock options. All outstanding stock options held by the named executive officers are fully vested.

All stock option grants outstanding under our LTI Plan were made at an exercise price equal to the fair market value of our stock on the grant date, which was determined by reference to the average of the high and low prices of our common stock on the New York Stock Exchange on the grant date.

Grants under the Equity Compensation Plan

Long-term incentive awards under the Equity Compensation Plan can be made in the form of stock bonus awards (which may include performance share awards, performance unit awards, restricted stock awards and restricted stock incentive unit awards), stock options and director stock awards. Our Equity Compensation Plan prohibits re-pricing of options granted under the plan and prohibits the granting of “restored” options. To date, grants of restricted stock incentive units and performance units have been made under the Equity Compensation Plan. No restricted stock or stock options have been granted under the Equity Compensation Plan.

In determining the amount of restricted stock incentive units and performance units awarded to each executive officer in 2009 under the Equity Compensation Plan, the Committee reviewed the competitive data provided by Hewitt Associates relating to competitive long-term incentive award values for the energy services industry at the 50th percentile. The Committee also considered the executive officer’s performance and contributions to our long-term success and profitability. In recognition of the significant decline in the value of our common stock in late 2008 and the first quarter of 2009, the Committee reduced the number of performance units granted to executive officers, other than our CEO in order to take into account what the Committee believed was market over-correction to the value of our common stock.

Restricted Stock Incentive Units.    Restricted stock incentive units granted under the Equity Compensation Plan in 2007 and 2008 do not pay dividends and vest three years from the date of grant, at which time the holder is entitled to one share of the company’s common stock for each restricted stock incentive unit held. If a holder of restricted stock incentive units retires, becomes disabled, dies or is terminated other than for cause prior to vesting, the restricted stock incentive units will vest on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability death or involuntary termination other than for cause restricted stock incentive units are forfeited. In the event of a change in control of the company, restricted stock incentive unit awards vest in full.

Performance Units.    Performance units granted under the Equity Compensation Plan in 2009 vest three years from the date of grant, at which time the holder is entitled to receive a percentage (zero percent to 200 percent) of the performance units granted based on our total shareholder return over the period January 15, 2009, to January 15, 2012, compared to the total shareholder return of a peer group consisting of: AGL Resources; Atmos Energy; CenterPoint Energy; DCP Midstream Partners; Enbridge; Energy Transfer Partners; Enterprise Products Partners; Kinder Morgan Energy; National Fuel Gas; New Jersey Resources; Nicor; NiSource Energy Services; OGE Energy Corp; Piedmont Natural Gas; Sempra Energy; Southern Union; Southwest Gas; Spectra Energy Corp; Teppco Partners; Transcanada; UGI Corp.; Vectren; WGL Holdings; and Wisconsin Energy. One share of our common stock is payable for each performance unit earned at the end of the performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation.

For the 2009 performance unit grant, each named executive officer earns a percentage of the number of performance units granted at the expiration of the three-year performance period, as provided in the table below, based upon our ranking for total shareholder return (“TSR”) in the referenced peer group.

Performance Units Vesting Criteria

2009-2012 Performance Period

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

If our TSR ranking at the end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

Performance units granted under the Equity Compensation Plan in 2007 and 2008 vest three years from the date of grant, at which time the holder becomes entitled to receive a percentage of the performance units in shares of our common stock, ranging from zero to 200 percent (in 50 percent increments), based on our ranking for TSR compared to a peer group consisting of: AGL Resources; Atmos Energy; CenterPoint Energy; Enbridge; Kinder Morgan; KeySpan; MDU Resources Group; National Fuel Gas; New Jersey Resources; Nicor; NiSource Energy Services; Peoples Energy; Piedmont Natural Gas; Sempra; Southern Union; Southwest Gas; UGI Corp.; Vectren; WGL Holdings; and Wisconsin Energy. One share of our common stock is payable for each performance unit earned at the end of the performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation. The number of performance units which vest for a named executive officer under the 2007 and 2008 performance unit awards is based on TSR which is calculated based on the appreciation of $100 invested in our common stock compared to the referenced peer group of companies over the three year performance period. Total shareholder return includes both the change in market price of the stock and the value of dividends paid and reinvested in the stock during the three-year performance period. Each named executive officer earns a percentage of the number of performance units granted at the expiration of the three year performance period, as provided in the table below, based upon our ranking for TSR in the referenced peer group.

Performance Units Vesting Criteria

2007-2010 and 2008-2011 Performance Periods

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th—89th percentile	150%
50th—74th percentile	100%
30th—49th percentile	50%
29th percentile and below	0%

The vesting and payment for all performance units held by a grantee who has terminated employment due to such grantee’s retirement, disability, or death is determined and distributed, respectively, after the end of the same performance period applicable to grantees who are still employed by us. In cases of such termination, that number of unvested performance units held by such grantee that would have vested as of the end of the performance period will be pro-rated based on the number of full months elapsed from the date of grant and the date of such grantee’s retirement, disability or death. In cases of termination of employment for any reason other than retirement, disability, or death, performance units are forfeited. In the event of a change in control of the company, performance unit awards vest in full.

2010 Equity Grants

In February 2010, our Board of Directors granted restricted stock incentive units under our LTI Plan and performance units under our Equity Compensation Plan to the named executive officers as follows:

Name	Grant Date	Restricted Stock Incentive Units	Performance Units
John W. Gibson	2/18/2010	15,200	60,800
James C. Kneale	—	—	—
Curtis L. Dinan	2/18/2010	3,500	14,000
Terry K. Spencer	2/18/2010	6,000	23,000
Pierce H. Norton II	2/18/2010	2,500	9,500

The 2010 restricted stock incentive units vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock. The 2010 performance units vest three years from the date of grant, at which time the holder is entitled to receive a percentage (zero percent to 200 percent) of the performance units granted based on our total shareholder return over the period January 21, 2010, to January 21, 2013, compared to the total shareholder return of a peer group consisting of: AGL Resources; Atmos Energy; CenterPoint Energy; DCP Midstream Partners; Enbridge; Energy Transfer Partners; Enterprise Products Partners; Kinder Morgan Energy; National Fuel Gas; New Jersey Resources; Nicor; NiSource Energy Services; OGE Energy Corp; Piedmont Natural Gas; Sempra Energy; Southern Union; Southwest Gas; Spectra Energy Corp; Transcanada; UGI Corp.; Vectren; WGL Holdings; and Wisconsin Energy. One share of our common stock is payable for each performance unit earned at the end of the performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation.

Each named executive officer earns a percentage of the number of performance units granted in 2010 at the expiration of the three-year performance period, as provided in the table below, based upon our ranking for TSR in the referenced peer group.

Performance Units Vesting Criteria

2010-2013 Performance Period

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th—percentile	150%
50th—percentile	100%
25th—percentile	50%
Below the 25th percentile	0%

If our TSR ranking at end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

Clawback Provisions

Our 2009 and 2010 performance unit grants contain provisions which allow the Committee, in its sole discretion, to seek recoupment of the grant of the performance units, any resulting shares earned and gross proceeds from the sale of such shares in the event of fraud, negligence, or intentional misconduct by the grantee which is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In addition, our annual short-term incentive plan was amended in 2009 to allow the Committee, in its sole discretion, to call for repayment of all or a portion of a short-term incentive award to a participant in the event of fraud, negligence, or intentional misconduct by the participant which is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

Securities Trading Policy

We have a policy that employees, including executive officers, and directors may not purchase or sell our stock when they are in possession of material non-public information. This policy also provides that officers, directors and employees in certain designated work groups may trade in our securities only during “open window” periods (beginning the third day after our release of quarterly or annual earnings and ending on the first day of the following calendar quarter) and must pre-clear all purchases and sales of our securities with our senior management. In addition, this policy provides that no director or officer may sell short or engage in transactions in put or call options relating to securities of the company.

Share Ownership Guidelines

Our Board of Directors strongly advocates executive share ownership as a means to align executive interests with those of all shareholders and has adopted share ownership guidelines for our Chief Executive Officer and all other officers of the company. The guidelines are mandatory and must be achieved by each officer over the course of five years. The ownership guideline for the Chief Executive Officer is a share ownership position with a value of six times base salary. The ownership guidelines for the other officers provide for share ownership positions ranging from two to five times base salary depending on the office held.

Our Board of Directors has also established minimum share ownership guidelines for our Directors which provide that, within five years after joining the Board, each non-management Director will own shares of our common stock having a minimum value of five times the annual cash retainer paid for service on our Board.

Change in Control

Our senior management and other employees have built our company into the successful enterprise that it is today, and we believe that it is important to protect their interests in the event of a change in control of our company. Further, it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with our shareholders, and that providing change in control benefits should mitigate the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our shareholders. Therefore, we have entered into termination agreements with each of our named executive officers which provide for certain payments in the event of termination of employment following a change in control. To determine the levels of benefits to be paid to the named executive officers under the termination agreements, the Executive Compensation Committee consulted with an independent executive compensation consultant to determine competitive practices in our industry with respect to change in control arrangements. The Committee determined that the levels of benefits, including the payment of various multiples of salary and short-term incentive compensation, accomplished our objective of providing competitive benefits and that these benefits are consistent with the general practice among our peers. Under these termination agreements, all change in control benefits are “double trigger” and are payable only if the officer’s employment is terminated by us without “just cause” or by the officer for “good reason” at any time during the three years following a change in control. For additional information on these termination agreements, see “Potential Post-Employment Payments and Payments Upon a Change in Control” below.

Internal Revenue Service Limitations on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that our company may deduct in any one year with respect to its Chief Executive Officer or any of the three other most highly compensated executive officers, other than the principal financial officer, who are employed by us on the last day of the taxable year. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Stock option awards and performance unit awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible if certain requirements are met. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals when in the best interest of the company, the Committee has not adopted a policy requiring all compensation to be deductible. Annual cash incentive compensation, restricted stock and restricted stock incentive units are not considered performance-based under Section 162(m) of the Tax Code. All other stock option and performance unit amounts will be deductible when they are paid to the executive officers.

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors, the company’s executive compensation programs. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the New York Stock Exchange.

In this context, the Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors:

James C. Day, Chair

David J. Tippeconnic, Vice Chair

Bert H. Mackie

Jim W. Mogg

Gary D. Parker

Gerald B. Smith

Named Executive Officer Compensation

The following table shows the compensation for the named executive officers serving as such on December 31, 2009.

Summary Compensation Table for Fiscal 2009

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
John W. Gibson	2009	$825,000	$2,816,600	$1,125,000	$2,247,900	$100,680	$7,115,180
Chief Executive Officer	2008	$825,000	$2,626,200	$853,000	$2,025,081	$117,831	$6,447,112
	2007	$620,000	$6,757,240	$1,125,000	$1,059,258	$142,321	$9,703,819
James C. Kneale (5)	2009	$600,000	$1,157,740	$750,000	$435,196	$69,000	$3,011,936
President and Chief Operating Officer	2008	$600,000	$1,356,320	$550,000	$1,116,149	$84,915	$3,707,384
	2007	$520,000	$2,896,340	$815,000	$880,772	$69,559	$5,181,671
Curtis L. Dinan	2009	$400,000	$660,141	$385,000	$132,606	$40,684	$1,618,431
Senior Vice President, Chief Financial Officer and Treasurer	2008	$400,000	$761,268	$275,000	$82,489	$46,800	$1,565,557
	2007	$300,000	$412,930	$380,000	$43,632	$28,633	$1,165,195
Terry K. Spencer	2009	$365,250	$626,690	$335,000	$137,339	$36,915	$1,501,194
Chief Operating Officer—ONEOK Partners	2008	$350,690	$367,536	$250,000	$93,171	$41,441	$1,102,838
	2007	$261,354	$225,210	$340,000	$55,580	$14,233	$896,377
Pierce H. Norton II	2009	$357,000	$626,690	$285,000	$77,134	$36,187	$1,382,011
President—ONEOK Distribution Companies	2008	$350,690	$367,536	$240,000	$51,594	$40,241	$1,050,061
	2007	$261,354	$225,210	$320,000	$39,437	$14,233	$860,234
Samuel Combs III (6)	2009	$153,750	$379,653	$85,000	$1,619,315	$943,825	$3,181,543
Former President—ONEOK Distribution Companies	2008	$330,000	$315,012	$160,000	$365,360	$40,500	$1,210,872
	2007	$330,000	$412,930	$345,000	$345,115	$41,338	$1,474,383

(1)	The amounts included in the table with respect to restricted stock incentive units and performance units granted under our LTI Plan and our Equity Compensation Plan, respectively, reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note O to our audited financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.

The aggregate grant date fair value of restricted stock incentive units for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date, adjusted for the current dividend yield. With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (total shareholder return), and using assumptions developed from historical information of the company and each of the referenced peer companies. The value included for the performance units is based on 100 percent of the performance units vesting at the end of the three-year performance period. Using the maximum number of shares issuable upon vesting of the performance units (200 percent of the units granted), the aggregate grant date fair value of the performance units would be as follows:

Name	2009	2008	2007
John W. Gibson	$4,694,400	$4,388,000	$2,104,480
James C. Kneale	$1,930,572	$2,194,000	$1,352,880
Curtis L. Dinan	$1,109,052	$1,228,640	$638,860
Terry K. Spencer	$962,352	$596,768	$338,220
Pierce H. Norton II	$962,352	$596,768	$338,220
Samuel Combs III	$604,404	$509,008	$638,860

(2)	Reflects short-term incentives earned in 2007, 2008 and 2009 and paid in 2008, 2009 and 2010, respectively, under our annual short-term incentive plan. For a discussion of the performance criteria established by the Committee for awards under the 2009 annual short-term incentive plan, see “2009 Annual Short-Term Incentive Awards” above.

(3)	Reflects aggregate current year change in pension values and above-market earnings on nonqualified deferred compensation for each named executive officer. The present value is based on the earliest age for which an unreduced benefit is available (age 62) and assumptions from the September 30, 2007, December 31, 2008, and December 31, 2009, measurement dates for our pension plan.

In 2008 ONEOK changed its pension plan measurement date, for financial accounting purposes, from September 30 of each year to December 31. As a result, the amounts included in the Summary Compensation Table with respect to the Qualified Pension Plan and the 2005 Supplemental Executive Retirement Plan are twelve-fifteenths of the amounts that were earned over the 15-month period ending on December 31, 2008.

The total earnings on the executives’ balances under our Nonqualified Deferred Compensation Plan are included in the Nonqualified Deferred Compensation table. Only the above-market earnings for 2007 are included in this table. For 2007, this amount was $1,603 for Mr. Kneale. No other named executive officers received above-market earnings in 2007. No named executive officers received above-market earnings in 2008 or 2009. For additional information on our Nonqualified Deferred Compensation Plan, see “Long-Term Compensation Plans—Nonqualified Deferred Compensation Plan” below.

(4)	Reflects the amounts paid as our dollar for dollar match of contributions made by the named executive officer under our Nonqualified Deferred Compensation Plan and Thrift Plan as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan (a)	Match Under Thrift Plan (b)
John W. Gibson	2009	$85,980	$14,700
	2008	$103,200	$13,800
	2007	$63,000	$13,500
James C. Kneale	2009	$54,300	$14,700
	2008	$71,100	$13,800
	2007	$55,200	$13,500
Curtis L. Dinan	2009	$25,800	$14,700
	2008	$33,000	$13,800
	2007	$14,400	$13,500
Terry K. Spencer	2009	$22,215	$14,700
	2008	$27,641	$13,800
	2007	$—	$13,500
Pierce H. Norton II	2009	$21,120	$14,700
	2008	$26,441	$13,800
	2007	$—	$13,500
Samuel Combs III	2009	$4,125	$14,700
	2008	$26,700	$13,800
	2007	$27,000	$13,500

(a)	For additional information on our Nonqualified Deferred Compensation Plan, see “Long-Term Compensation Plans—Nonqualified Deferred Compensation Plan” below.

(b)	Our Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries is a tax-qualified plan which covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of six percent.

With respect to Messrs. Dinan and Norton, this amount also reflects tax gross-ups received in 2009 in the amount of $59 and $117, respectively, in connection with their receipt of service awards.

With respect to Mr. Combs, this amount also reflects severance received in 2009 in the amount of $925,000 upon his retirement from the company.

With respect to Messrs. Gibson and Kneale, this amount also reflects tax gross-ups received in 2008 in the amount of $831 and $15, respectively, with respect to income imputed to each of them under the Internal Revenue Code in connection with their personal use of our aircraft.

With respect to Messrs. Gibson, Kneale, Dinan, Spencer, Norton and Combs, this amount also reflects tax gross-ups received in 2007 in the amount of $361, $361, $235, $235, $235 and $340, respectively, in connection with their receipt of stock awards.

The named executive officers did not receive perquisites or other personal benefits with an aggregate value of $10,000 or more during 2007, 2008 or 2009, except for Mr. Gibson with respect to whom we paid $64,962 for a country club membership fee in 2007.

(5)	Mr. Kneale retired from the company effective January 1, 2010.

(6)	Mr. Combs retired from the company effective June 17, 2009.

2009 Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan based awards to the named executive officers during 2009.

Grants of Plan-Based Awards for Fiscal Year 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Gibson
Restricted Stock Units	1/15/2009							20,000	$469,400
Performance Share Units	1/15/2009				0	80,000	160,000		$2,347,200
Annual Incentive Plan	1/1/2009	$0	$742,500	$1,856,250
James C. Kneale (5)
Restricted Stock Units	1/15/2009							8,200	$192,454
Performance Share Units	1/15/2009				0	32,900	65,800		$965,286
Annual Incentive Plan	1/1/2009	$0	$480,000	$1,200,000
Curtis L. Dinan
Restricted Stock Units	1/15/2009							4,500	$105,615
Performance Share Units	1/15/2009				0	18,900	37,800		$554,526
Annual Incentive Plan	1/1/2009	$0	$260,000	$650,000
Terry K. Spencer
Restricted Stock Units	1/15/2009							6,200	$145,514
Performance Share Units	1/15/2009				0	16,400	32,800		$481,176
Annual Incentive Plan	1/1/2009	$0	$225,000	$562,500
Pierce H. Norton II
Restricted Stock Units	1/15/2009							6,200	$145,514
Performance Share Units	1/15/2009				0	16,400	32,800		$481,176
Annual Incentive Plan	1/1/2009	$0	$214,200	$535,500
Samuel Combs III (6)
Restricted Stock Units	1/15/2009							3,300	$77,451
Performance Share Units	1/15/2009				0	10,300	20,600		$302,202
Annual Incentive Plan	1/1/2009	$0	$165,000	$412,500

(1)	Reflects estimated payments which could have been made under our 2009 annual short-term incentive plan. The plan provides that our officers may receive annual short-term incentive awards based on the performance and profitability of the company, the performance of particular business units of the company and individual performance during the relevant fiscal year. The corporate and business unit criteria and individual performance criteria are established annually by the Committee of our Board. The Committee also establishes annual target awards for each officer. The actual amounts earned by the named executive officers in 2009 under the plan and paid in 2010 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2009 above.

(2)	Reflects performance units granted under our Equity Compensation Plan which are earned three years from the date of grant, at which time the holder is entitled to receive a percentage of the performance units granted based on our total shareholder return over the period of January 15, 2009, to January 17, 2012, compared to the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each performance unit that vests. Performance units are also subject to accelerated vesting upon a change in control.

(3)	Reflects restricted stock incentive units granted under our Long-Term Incentive Plan which vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock.

(4)	With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as total shareholder return) and using assumptions developed from historical information of the company and each of the referenced peer companies. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the performance units vesting at the end of the three-year performance period.

(5)	Mr. Kneale retired from the company effective January 1, 2010.

(6)	Mr. Combs retired from the company effective June 17, 2009.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at December 31, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John W. Gibson	—	—	—	$—	—	190,000	$8,468,300	216,600	$9,653,862
	20,000	—	—	$17.05	1/17/2012	—	$—	—	$—
	15,000	—	—	$22.31	1/18/2011	—	$—	—	$—
	11,850	—	—	$28.24	1/18/2011	—	$—	—	$—
	3,089	—	—	$34.05	5/15/2010	—	$—	—	$—
	10,009	—	—	$34.05	1/17/2012	—	$—	—	$—
James C. Kneale (5)	—	—	—	$—	—	—	$—	53,035	$2,363,761
	23,093	—	—	$38.64	1/18/2011	—	$—	—	$—
	13,449	—	—	$38.64	1/17/2012	—	$—	—	$—
Curtis L. Dinan	—	—	—	$—	—	10,400	$463,528	55,093	$2,455,495
Terry K. Spencer	—	—	—	$—	—	9,300	$414,501	40,818	$1,819,258
	2,000	—	—	$16.88	2/20/2013	—	$—	—	$—
	3,500	—	—	$17.05	1/17/2012	—	$—	—	$—
Pierce H. Norton II	—	—	—	$—	—	9,300	$414,501	40,818	$1,819,258
Samuel Combs III (6)	—	—	—	$—	—	—	$—	13,961	$622,253
	4,086	—	—	$43.67	1/18/2011	—	$—	—	$—
	4,878	—	—	$43.67	1/17/2012	—	$—	—	$—

(1)	All outstanding options have vested.

(2)	Represents restricted stock incentive units which have not yet vested. Restricted stock incentive units vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock. Restricted stock incentive units vest as follows:

John W. Gibson	10,000 on January 18, 2010
10,000 on January 17, 2011
150,000 on January 01, 2012
20,000 on January 15, 2012
Curtis L. Dinan	2,500 on January 18, 2010
3,400 on January 17, 2011
4,500 on January 15, 2012
Terry K. Spencer	1,500 on January 18, 2010
1,600 on January 17, 2011
6,200 on January 15, 2012
Pierce H. Norton II	1,500 on January 18, 2010
1,600 on January 17, 2011
6,200 on January 15, 2012

(3)	Represents performance units which have not yet vested. Performance units granted under our Equity Compensation Plan vest three years from the date of grant, at which time the holder is entitled to receive a percentage of the performance units granted based on our total shareholder return over the three-year performance period, compared to the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each performance unit granted that becomes vested. Based on our projected performance at December 31, 2009, performance units vest as follows:

John W. Gibson	42,000 on January 18, 2010
25,000 on January 17, 2011
149,600 on January 15, 2012
James C. Kneale	26,250 on January 18, 2010
7,986 on January 17, 2011
18,799 on January 15, 2012
Curtis L. Dinan	12,750 on January 18, 2010
7,000 on January 17, 2011
35,343 on January 15, 2012
Terry K. Spencer	6,750 on January 18, 2010
3,400 on January 17, 2011
30,668 on January 15, 2012
Pierce H. Norton II	6,750 on January 18, 2010
3,400 on January 17, 2011
30,668 on January 15, 2012
Samuel Combs III	9,917 on January 18, 2010
1,369 on January 17, 2011
2,675 on January 15, 2012

(4)	The terms of both our restricted stock incentive units and our performance units provide that any such unvested units will become fully vested upon a change in control. See “Post-Employment Payments and Payments Upon a Change in Control.”

(5)	Mr. Kneale retired from the company effective January 1, 2010, at which time all outstanding restricted stock incentive units and performance units held by Mr. Kneale vested on a pro-rata basis. The pro-rata vested performance units will be paid at the end of their respective three-year performance periods in an amount determined by the company’s total shareholder return compared to the applicable peer group.

(6)	Mr. Combs retired from the company effective June 17, 2009, at which time all outstanding restricted stock incentive units and performance units held by Mr. Combs vested on a pro-rata basis. The pro-rata vested performance units will be paid at the end of their respective three-year performance periods in an amount determined by the company’s total shareholder return compared to the applicable peer group.

Option Exercises and Stock Vested

The following table sets forth the exercises of stock options by, and stock which vested with, the named executive officers during 2009.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
John W. Gibson	—	$—	27,500	$789,113
James C. Kneale (5)	17,358	$280,809	89,672	$2,768,541
Curtis L. Dinan	—	$—	6,500	$186,518
Terry K. Spencer	—	$—	7,500	$215,213
Pierce H. Norton II	—	$—	7,500	$215,213
Samuel Combs III (6)	—	$—	19,564	$562,535

(1)	Certain of the named executive officers elected to have shares withheld upon the exercise of options, or to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred upon the exercise of options or vesting. As a result, the net shares received upon the exercise of options or vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Exercise (#)	Net Value Realized on Exercise ($)	Net Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
John W. Gibson	—	$—	14,431	$414,125
James C. Kneale	17,358	$280,809	56,639	$1,729,103
Curtis L. Dinan	—	$—	3,577	$102,659
Terry K. Spencer	—	$—	3,779	$108,460
Pierce H. Norton II	—	$—	4,154	$119,221
Samuel Combs III	—	$—	11,549	$424,176

(2)	The value received for each option on exercise represents the difference in the option exercise price paid upon exercise and the market price of the shares received upon exercise based on the average of the high and low prices of our common stock on the New York Stock Exchange on the date of exercise.

(3)	Includes restricted stock incentive units and performance units granted in 2006 which vested in 2009 and which were paid in shares of our common stock.

(4)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the New York Stock Exchange on the date of vesting.

(5)	Mr. Kneale retired from the company effective January 1, 2010, at which time all remaining outstanding restricted stock incentive units and performance units held by Mr. Kneale vested on a pro-rated basis. The pro-rated vested performance units will be paid at the end of their respective three-year performance period in an amount determined by the company’s total shareholder return compared to the applicable peer group.

(6)	Mr. Combs retired from the company effective June 17, 2009, at which time all remaining outstanding restricted stock incentive units and performance units held by Mr. Combs vested on a pro-rata basis. The pro-rated vested performance units will be paid at the end of their respective three-year performance period in an amount determined by the company’s total shareholder return compared to the applicable peer group. With respect to the vesting of 10,500 performance units on January 19, 2009, Mr. Combs elected to have 152 shares withheld to pay taxes and to defer receipt of the remaining 10,348 shares until his retirement. These deferred shares were paid to Mr. Combs six months following his retirement in June 2009, at which time 4,417 of these shares were withheld to pay taxes and the net 6,490 shares, including 559 shares received as dividends during the deferral period, with an aggregate net value on the date of receipt of $278,313, were paid to Mr. Combs.

Long-Term Compensation Plans

The following table sets forth the estimated present value of accumulated benefits under each of the referenced retirement plans as well as payments made as of December 31, 2009, under these plans for each of the named executive officers.

Pension Benefits as of December 31, 2009

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
John W. Gibson	2005 Supplemental Executive Retirement Plan	20.00	(2)	$7,857,622	$—
	Qualified Pension Plan	10.00	(3)	$342,482	$—
James C. Kneale	2005 Supplemental Executive Retirement Plan	29.00	(4)	$5,141,637	$—
	Qualified Pension Plan	29.00	(4)	$1,060,557	$—
Curtis L. Dinan	2005 Supplemental Executive Retirement Plan	6.00	(5)	$268,132	$—
	Qualified Pension Plan	6.00	(5)	$83,617	$—
Terry K. Spencer	2005 Supplemental Executive Retirement Plan	8.25		$223,413	$—
	Qualified Pension Plan	8.25		$186,467	$—
Pierce H. Norton II	2005 Supplemental Executive Retirement Plan	5.08		$122,952	$—
	Qualified Pension Plan	5.08		$109,780	$—
Samuel Combs III (6)	2005 Supplemental Executive Retirement Plan	24.42		$3,120,543	$—
	Qualified Pension Plan	24.42		$550,297	$—

(1)	Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. The present value of the unreduced benefit is determined using the assumptions from the pension plan measurement date of December 31, 2009. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note K to our audited financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.

(2)	Includes 10 additional years of service for purposes of calculating Mr. Gibson’s benefits under our Supplemental Executive Retirement Plan. This additional 10 years of service results in a benefit augmentation with an actuarial present value of $4,100,052, or $39,099 per month.

(3)	Mr. Gibson’s actual service is nine years and seven months. There is no resulting benefit augmentation with respect to the additional five months credit to Mr. Gibson’s years of service.

(4)	Mr. Kneale’s actual service was twenty-eight years and eight months. There is no resulting benefit augmentation with respect to the additional four months credit to Mr. Kneale’s years of service. Mr. Kneale retired from the company effective January 1, 2010.

(5)	Mr. Dinan’s actual service is five years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. Dinan’s years of service.

(6)	Mr. Combs retired from the company effective June 17, 2009. Upon his retirement, he was credited with an early commencement factor of 75 percent and a benefit factor of 55 percent which resulted in an increased monthly straight life benefit of $5,114 under our Supplemental Executive Retirement Plan.

Qualified Pension Plan.    Our pension plan is a defined benefit pension plan qualified under both the Tax Code and the Employee Retirement Income Security Act of 1974, as amended. The plan covers substantially all of our employees, except non-bargaining unit employees hired after December 31, 2004, who are not eligible to participate in the plan.

Benefits under our qualified pension plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives the monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings. The earnings utilized in the retirement plan benefit formula for employees includes the base salary and short-term incentive compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under our non-qualified deferred compensation plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months during the last 120 months of employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal 2009 would be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only a fixed percentage of final average earnings which is uniformly applied to all employees. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Tax Code applicable to the plan.

Supplemental Executive Retirement Plan.    We maintain a Supplemental Executive Retirement Plan (“SERP”) as a supplemental retirement benefit plan for certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit, or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under our qualified pension plan are treated as an offset that reduces the supplemental retirement benefit. Participants in the SERP are selected by our Chief Executive Officer or, in the case of our Chief Executive Officer, by the Board of Directors.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive months compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under our qualified pension plan if limitations imposed by the Tax Code were not applicable, less the benefit payable under our qualified pension plan with such limitations. Benefits under the SERP are offset by the payment of benefits under our qualified pension plan which were or would have been paid if qualified pension plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement. Our Board of Directors may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005.

Nonqualified Deferred Compensation Plan.    The following table sets forth certain information regarding the participation by the named executive officers in our deferred compensation plan.

Nonqualified Deferred Compensation in Fiscal Year 2009

Name	Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions ($) (3)	Aggregate Balance at Last Fiscal Year End ($)
John W. Gibson	2009	$100,680	$85,980	$243,301	$—	$996,558
	2008	$118,000	$103,200	$(258,231)	$—	$566,597
	2007	$73,400	$63,000	$37,683	$—	$603,628
James C. Kneale (4)	2009	$64,500	$54,300	$286,978	$—	$1,361,559
	2008	$81,400	$71,100	$(419,445)	$—	$955,781
	2007	$63,600	$55,200	$74,970	$—	$1,222,726
Curtis L. Dinan	2009	$59,000	$25,800	$69,484	$—	$310,446
	2008	$70,500	$33,000	$(66,399)	$—	$156,162
	2007	$37,000	$14,400	$3,280	$—	$119,061
Terry K. Spencer	2009	$52,330	$22,215	$29,873	$—	$174,137
	2008	$60,583	$27,641	$(18,505)	$—	$69,719
	2007	$—	$—	$—	$—	$—
Pierce H. Norton II	2009	$39,630	$21,120	$4,920	$—	$152,252
	2008	$58,583	$26,441	$1,558	$—	$86,582
	2007	$—	$—	$—	$—	$—
Samuel Combs III (5)	2009	$306,698	$4,125	$190,154	$546,218	$83,113
	2008	$31,600	$26,700	$(29,072)	$22,095	$128,354
	2007	$31,600	$27,000	$4,817	$11,872	$121,221

(1)	The “All Other Compensation” column of the Summary Compensation Table for Fiscal 2009 at page 49 includes these amounts paid as our matching contributions under our deferred compensation plan.

(2)	There were no above-market earnings in 2009. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2009 at page 49 includes above-market earnings for Mr. Kneale in the amount of $1,603 for 2007. No other named executive officer received above-market earnings in 2007, 2008 or 2009.

(3)	On January 19, 2009, Mr. Combs elected to defer receipt of shares otherwise issuable to him pursuant to vested performance units. Of the 10,500 shares deferred, he elected to have 152 shares withheld to pay taxes and to defer receipt of the remaining 10,348 shares until his retirement. These deferred shares were paid to Mr. Combs six months following his retirement in June 2009, at which time 4,417 of these shares were withheld to pay taxes and the net 6,490 shares, including 559 shares received as dividends during the deferral period, with an aggregate net value on the date of receipt of $278,313, were paid to Mr. Combs.

(4)	Mr. Kneale retired from the company effective January 1, 2010.

(5)	Mr. Combs retired from the company effective June 17, 2009.

We maintain a Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits which are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We make contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries and our Profit Sharing Plan, as well as participants in the Retirement Plan for Employees of ONEOK, Inc. and Subsidiaries who do

not participate in the SERP. The Deferred Compensation Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the Deferred Compensation Plan, participants have the option to defer a portion of their salary and/or short-term incentive compensation to a short-term deferral account, which pays out a minimum of five years from commencement, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with an investment return based on the five-year United States Treasury bond rate as of the first day of January each year which, for 2009, was 2.681 percent. Long-term deferral accounts are credited with the actual investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2009, the investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Investment Return for the Year Ended December 31, 2009
Cavanal Hill U.S. Treasury	0.05%
PIMCO Total Return I	13.87%
Dodge & Cox International	47.46%
Fidelity Balanced	28.05%
American Beacon Large Cap Value I	27.52%
Vanguard Institutional Index	26.63%
ONEOK Common Stock	61.37%
SMRT Income	17.20%
SMRT 2010	20.67%
SMRT 2020	25.19%
SMRT 2030	27.72%
SMRT 2040	29.28%
SMRT 2050	29.79%
Growth Fund of America R5	34.91%
Vanguard PRIMECAP Adm	34.60%
Laudus Rosenberg US Discovery	27.15%
J.P. Morgan Small Cap Equity Select	32.11%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date.

Our LTI Plan and Equity Compensation Plan provide that our Executive Compensation Committee may approve the deferral by plan participants, for income tax planning purposes, of the receipt of shares otherwise issuable to participants upon vesting of equity grants made to them under the plans. The Committee has approved deferral by Mr. Gibson of receipt of the shares otherwise issuable to him upon vesting of his restricted stock unit grants made in January 2007 and the deferral of shares otherwise issuable to holders of performance units granted in 2007, 2008, and 2009. With respect to any such deferrals, taxes are withheld upon vesting and the issuance of the net shares is deferred until the date indicated in the participant’s election. Dividend equivalents are earned on the awards during the deferral period and are deemed to be reinvested in our common stock. At the distribution date, shares are distributed to participants based on the number of shares deferred and the fair market value of our common stock price on that date.

Potential Post-Employment Payments and Payments Upon a Change in Control

In this section, we describe the post-employment compensation and benefits that we provide to our named executive officers. The objectives of the post-termination compensation and benefits that we provide are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interest of our shareholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We have not and do not enter into individual employment agreements with named executive officers. Instead, the rights of our executives with respect to specific events, other than a change in control, including death, disability, severance or retirement, are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves several objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during their term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our Thrift Plan, Profit Sharing Plan and our Nonqualified Deferred Compensation Plan; and

•	amounts accrued and vested through our pension plan and SERP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will be entitled to:

•	exercise rights applicable to retirees with respect to each outstanding and vested stock option granted under our LTI Plan;

•	receive a prorated share of each outstanding performance unit granted under our Equity Compensation Plan upon completion of the performance period;

•	receive a prorated portion of each outstanding restricted stock incentive unit granted under our LTI Plan and our Equity Compensation Plan upon completion of the restricted period; and

•	receive health and life benefits for the retiree and qualifying dependents.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made Upon a Change in Control.    We believe that the possibility of a change in control creates uncertainty for named executive officers because such transactions frequently result in changes in senior management. We provide change in control protections in termination agreements that we have entered into with our named executive officers to alleviate concerns regarding such a transaction, allowing them to focus their attention on our business.

We have entered into termination agreements with each of our named executive officers. Each termination agreement has an initial two-year term and is automatically renewed for successive one-year terms after the expiration of the initial term unless we provide notice of non-renewal to the officer, or the officer provides notice of non-renewal to us, at least 90 days before the January 1 preceding any termination date of the agreement. If a “change in control” of our company occurs, the term of each termination agreement will not expire for at least three years after the change in control.

Under the termination agreements, all change in control benefits are “double trigger.” Payments and benefits under these agreements are payable only if the officer’s employment is terminated by us without “just cause” or by the officer for “good reason” at any time during the three years following a change in control. In general, severance payments and benefits include a lump sum payment in an amount equal to the sum of (i) for Mr. Gibson, three times and for Messrs. Dinan, Spencer and Norton, two times the officer’s annual salary as then in effect, plus the greater of either the amount of the officer’s annual short-term incentive payment received in the prior year or the officer’s target annual short-term incentive payment for the then current period and (ii) a prorated portion of the officer’s target annual short-term incentive compensation. Mr. Gibson would also be entitled to continuation of health and welfare benefits for 36 months and accelerated benefits under our SERP. Messrs. Dinan, Spencer and Norton would be entitled to continuation of health and welfare benefits for 24 months. In the case of Mr. Gibson, we will make a gross up payment to him to cover any excise taxes due if any portion of his severance payment and other benefits due constitute “excess parachute payments” under applicable tax law. For Messrs. Dinan, Spencer and Norton, severance payments will be reduced if the net after-tax benefit to such named executive officer exceeds the net after-tax benefit if such reduction were not made. We will make gross up payments to these officers only if the severance payments, as reduced, are subsequently deemed to constitute an excess parachute payment. The termination agreements also include a restrictive covenant prohibiting the disclosure of trade secrets for three years following termination of employment.

Relative to the overall value of our company, we believe the potential benefits payable upon change in control under these agreements are comparatively minor and we believe that these levels of benefits are consistent with the general practice among our peers.

For the purposes of these agreements, a “change in control” generally means any of the following events:

•

an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•

the current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•

a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, own, directly or indirectly, at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 30 percent or more of our outstanding voting securities, has beneficial ownership of 30 percent or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of these agreements, “just cause” means the executive’s conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property; the executive’s violation of any covenant, agreement or obligation not to disclose confidential information regarding our business; any violation by the executive of any covenant not to compete with us; any act of dishonesty by the executive that adversely affects our business; any willful or intentional act of the executive that adversely affects our business, or reflects unfavorably on our reputation; the executive’s use of alcohol or drugs that interferes with the executive’s performance of duties as our employee; or the executive’s failure or refusal to perform the specific directives of our Board or its officers, that are consistent with the scope and nature of the executive’s duties and responsibilities. The existence and occurrence of all of such causes are to be determined by us, in our sole discretion, provided, that nothing contained in the provisions of these agreements are to be deemed to interfere in any way with our right to terminate the executive’s employment at any time without cause.

For the purposes of these agreements, “good reason” means a demotion, loss of title or significant authority or responsibility of the executive with respect to the executive’s employment with us from those in effect on the date of a change in control; a reduction of salary of the executive from that received from us immediately prior to the date of a change in control; a reduction in short-term and/or long-term incentive targets from those applicable to the executive immediately prior to the date of a change in control; the relocation of our principal executive offices to a location outside the metropolitan area of Tulsa, Oklahoma, or our requiring a relocation of principal place of employment of the executive; or the failure of a successor corporation to explicitly assume these termination agreements.

Potential Post-Employment Payments Tables.    The following tables reflect estimates of the incremental amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment without cause or with good reason within three years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2009, and are estimates of the amounts that would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

In addition to the amounts set forth in the following tables, in the event of termination of employment for any of the reasons set forth in the tables, Messrs. Gibson and Spencer hold outstanding exercisable options with an intrinsic value of $1,215,701 and $151,718, respectively, as of December 31, 2009.

John W. Gibson	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$5,034,000
Equity
Restricted Stock/Units	$4,890,319	$4,890,319	$8,468,300
Performance Shares/Units	$4,569,168	$—	$7,042,060
Total	$9,459,487	$4,890,319	$15,510,360
Other Benefits
Health & Welfare	$—	$—	$21,534
Excise Tax Gross-up	$—	$—	$7,802,506
Total	$—	$—	$7,824,040
Total	$9,459,487	$4,890,319	$28,368,400

James C. Kneale (1)	Termination Upon Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	n/a	n/a
Equity
Restricted Stock/Units	$543,429	n/a	n/a
Performance Shares/Units	$2,363,761	n/a	n/a
Total	$2,907,190	n/a	n/a
Other Benefits
Health & Welfare	$—	n/a	n/a
Excise Tax Gross-up	$—	n/a	n/a
Total	$—	n/a	n/a
Total	$2,907,190	n/a	n/a

(1)	Mr. Kneale retired from the company effective January 1, 2010.

Curtis L. Dinan	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,350,000
Equity
Restricted Stock/Units	$266,430	$266,430	$463,528
Performance Shares/Units	$1,233,132	$—	$1,845,198
Total	$1,499,562	$266,430	$2,308,726
Other Benefits
Health & Welfare	$—	$—	$20,533
Excise Tax Gross-up	$—	$—	$—
Total	$—	$—	$20,533
Total	$1,499,562	$266,430	$3,679,259

Terry K. Spencer	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,250,000
Equity
Restricted Stock/Units	$194,994	$194,994	$414,501
Performance Shares/Units	$806,962	$—	$1,234,589
Total	$1,001,956	$194,994	$1,649,090
Other Benefits
Health & Welfare	$—	$—	$20,533
Excise Tax Gross-up	$—	$—	$—
Total	$—	$—	$20,533
Total	$1,001,956	$194,994	$2,919,623

Pierce H. Norton II	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,194,000
Equity
Restricted Stock/Units	$194,994	$194,994	$414,501
Performance Shares/Units	$806,962	$—	$1,234,589
Total	$1,001,956	$194,994	$1,649,090
Other Benefits
Health & Welfare	$—	$—	$20,533
Excise Tax Gross-up	$—	$—	$—
Total	$—	$—	$20,533
Total	$1,001,956	$194,994	$2,863,623

Samuel Combs III (2)	Termination Upon Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$925,000	n/a	n/a
Equity
Restricted Stock/Units	$89,067	n/a	n/a
Performance Shares/Units	$622,253	n/a	n/a
Total	$711,320	n/a	n/a
Other Benefits
Health & Welfare	$—	n/a	n/a
Excise Tax Gross-up	$—	n/a	n/a
Total	$—	n/a	n/a
Total	$1,636,320	n/a	n/a

(2)	Mr. Combs retired from the company effective June 17, 2009.

RELATED-PERSON TRANSACTIONS

Our Board of Directors recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may not be inconsistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, five percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas of our Audit and Corporate Governance Committees.

In the normal course of business, we purchase natural gas and natural gas liquids from Williford Energy Company and its affiliates. Mollie B. Williford, Chairman of the Board of the Williford Companies, which consists of several companies including Williford Energy Company, was a member of our Board until her retirement from our Board in May 2009. Our transactions with Williford Energy Company and its affiliates were conducted under substantially the same terms as comparable third-party transactions. During 2009, we made purchases from Williford Energy and its affiliates of approximately $102,244.

In the normal course of business, we sell natural gas to Shawnee Milling Company. William L. Ford, President of Shawnee Milling Company, is a member of our Board. During 2009, we made gas sales to Shawnee Milling Company of approximately $653,544. Our sales of natural gas to Shawnee Milling Company are made on substantially the same terms as comparable third-party transactions.

SHAREHOLDER PROPOSALS

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2011 annual meeting of shareholders should be received by our corporate secretary at our principal executive offices no later than November 26, 2010. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal other than the nomination of directors at our 2011 annual meeting outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our by-laws. Our by-laws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our by-laws, to our corporate secretary. To be timely for our 2011 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than November 26, 2010.

HOUSEHOLDING

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling Computershare Trust Company, N.A at 1-866-235-0232, or by providing written instructions to Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank, or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

ANNUAL REPORT ON FORM 10-K

Our 2009 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2009) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2009. Written requests should be mailed to Eric Grimshaw, Corporate Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

OTHER MATTERS

So far as is now known to us, there is no business other than that described above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors.

Eric Grimshaw Secretary

Tulsa, Oklahoma

March 26, 2010

100 West Fifth Street

Post Office Box 871

Tulsa, Oklahoma 74102-0871

www.oneok.com

ONEOK

000004

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or Telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or Telephone must be received by 1:00 a.m., Central Daylight Time, on May 20, 2010.

Vote by Internet

Log on to the Internet and go to www.investorevote.com

Follow the steps outlined on the secured website.

Vote by Telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

The Board of Directors recommends a vote FOR the election of each of the nominees listed below.

1. Election of twelve directors.

For Against Abstain For Against Abstain For Against Abstain

01 - James C. Day 02 - Julie H. Edwards 03 - William L. Ford

04 - John W. Gibson 05 - David L. Kyle 06 - Bert H. Mackie

07 - Jim W. Mogg 08 - Pattye L. Moore 09 - Gary D. Parker

10 - Eduardo A. Rodriguez 11 - Gerald B. Smith 12 - David J. Tippeconnic

The Board of Directors recommends a vote FOR Proposal 2. For Against Abstain

2. A proposal to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2010.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ONEOK, Inc.

ANNUAL MEETING OF SHAREHOLDERS MAY 20, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Kyle and John R. Barker, or either of them, with the power of substitution in each, proxies to vote all stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 20, 2010, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposal referred to in Item 2 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED, and FOR PROPOSAL 2.

This card also constitutes voting instructions by the undersigned participant to the trustee of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries, and the ONEOK, Inc. Profit Sharing Plan, for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 1:00 a.m. Central Daylight Time on May 20, 2010. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AS PROPOSED, AND FOR PROPOSAL 2.

If you vote by the Internet or Telephone, DO NOT return your proxy card.

Mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & B ON REVERSE SIDE OF THIS CARD.

Dear Reader:

We strive to make our annual report informative, relevant and interesting. Please take a few minutes to provide feedback about this year’s report.

If you prefer to complete this survey online, please visit www.oneok.com/annualreportsurvey. Or detach the card below and mail.

ONEOK 2009 ANNUAL REPORT SURVEY

Please rate the 2009 annual report by indicating your agreement with the following statements:

This report helped me understand ONEOK’s businesses and strategies.

Strongly Agree Agree Neither Agree Nor Disagree Disagree Strongly Disagree

The report is organized so that it can be easily read.

Strongly Agree Agree Neither Agree Nor Disagree Disagree Strongly Disagree

The content is presented clearly.

Strongly Agree Agree Neither Agree Nor Disagree Disagree Strongly Disagree

The illustrations, photos and charts are helpful.

Strongly Agree Agree Neither Agree Nor Disagree Disagree Strongly Disagree

I would like to access my annual report online instead of receiving a printed copy.

Strongly Agree Agree Neither Agree Nor Disagree Disagree Strongly Disagree

Thank you for taking the time to complete and return this survey.

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

BUSINESS REPLY MAIL

FIRST CLASS MAIL PERMIT NO. 1753 TULSA, OK

POSTAGE WILL BE PAID BY ADDRESSEE

ATTN: MEGAN WASHBOURNE

ONEOK

PO BOX 871

TULSA, OK 74102-0871

Please remove before mailing.